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Automatic Data Processing, Inc.

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William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

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On August 17, 2017, Pershing Square Capital Management, L.P. and certain of its affiliates hosted a webcast relating to Automatic Data Processing, Inc., which was also posted on www.ADPascending.com. A transcript of the webcast is below:

THE OPERATOR: Good day, Ladies and Gentlemen, and welcome to the ADP Ascending conference call, hosted by William Ackman, CEO and portfolio manager of Pershing [Square] Capital Management. My name is Matthew. I am your operator today. During the presentation your lines will remain on listen only, if you require assistance any time, please key star zero on your telephone and a coordinator will be happy to assist you. Please key star one on your keypad to join the queue for questions or key star two if you wish to withdraw your question. I would like to advise all parties this conference is being recorded. And now I would like to hand it over to William. Please go ahead, sir.

WILLIAM ACKMAN: Thank you very much operator. Just sort of from a technical point of view, we are having some, I am told, font conversion issues in terms of the clarity of the presentation online, so I just want to recommend for those of you who prefer a clearer presentation to download the presentation from the website or alternatively just print out a copy.

Okay. We’re going to begin. We’re hearing some background chatter. Operator? Operator, we’re hearing other voices on the call. Operator, can you make sure that all lines are muted, please, only our line is live.

Okay, we’re going to begin. Just an overview on the analysis. This was about a six-month research project and obviously we did the normal kinds of due diligence: 10-Ks, 10-Qs, proxy statements. But beyond that, and what we found very, very helpful was talking to many former ADP employees, many employees of competitors, consultants, brokers, people interact with players in the HR business, and what emerged were a number of very consistent themes and takeaways and they helped inform the presentation.

That being said, we don’t have access to inside information. The company’s disclosure is not as robust as we would like and I think as shareholders would like, and we will point to a few areas where we think they could improve. But we do think our general conclusions are accurate and we look forward to walking you through the presentation.

Going to the next slide, so just the disclosure presentation contains statements reflecting our opinions and beliefs with respect to ADP and its business, based on our research, analysis and our experience. All such statements are made to Pershing Square’s opinion and belief, whether or not those statements are expressly so qualified. The statements are based on a research of public materials filed by ADP our research conducted anonymously through “Expert Network” firms. What this means is we used expert Network Firms to connect us with executives, former executives of the company and otherwise they did not know who we were other than just analysts looking at the company when we did our work.

In multiple places throughout the presentation, we have quotes from former ADP executives we think provide useful qualitative commentary that helps contextualize our research.

With respect to the ADP executives we spoke to, our compliance procedures require that these executives have left the company 18 months or more after we spoke to them, so we think their quotes are — their experiences relate 18 months after they left the company. That said, we think it does provide useful help and is consistent with what we learned otherwise.

Next slide. To begin with a quote from Henry Taub, the founder of the company, who said “As a company, we’ve had a knack of making a friend out of change, turning its uncertainty into opportunity. That’s a relationship I hope we’re able to renew for a very long time to come.” Mr. Taub passed away a number of years ago but we think that is a very powerful thought and I think will help contextualize today’s presentation.

So just to frame the company: 49 billion dollar market cap, headquarters in Roseland, New Jersey, 58,000 employees. It is the largest provider of HR services in North America, Europe, Latin America, the Pacific Rim. Think of these as sort of recruit-to-retire, the full suite of HR solutions that companies need and offer to their employees. The legacy of the company is it started as a payroll processing business.

The company has enormous presence in the United States. Pays 26 million workers, that’s 1 in 6 in the United States, I think 1 in 5 without government workers, 13 million globally. They transfer, they move 1.85 trillion dollars in client funds, and they keep that money for a little more than a day and that translates into 23 billion dollars of float on which the company earns interest by investing that money on a very conservative basis. Today they are earning something like 1.7 percent.

They keep their clients, the average retention rate is 90 percent, and the average client tenure is about 10 years. It’s a very strong company from a financial point of view with a AA credit rating.

This is how we think about the business. We think the company as essentially having three businesses. The core business, Employer Services. This is what people think about when they think about ADP. This is the payroll and so-called “Beyond Payroll” business. There is the Professional Employer’s Organization. This is a complete outsourcing of HR. I guess the best way to describe it is Pershing Square actually works with a PEO not ADP but another competitor. We have outsourced our HR. We get the benefit of the buying power of this group purchasing organization and for the savings on health care it makes sense to switch, you know, it’s a net positive in terms of the reduction and costs to us. And we get the benefit of an HR organization of a company with tens of thousands of employees. So it is a great business. It is a great business for ADP, and I will go into a little bit of the details.

There’s the float income which we think of as a separate business. It really is not so much a business but, as I mentioned before, 23 billion of growing client funds which the company invests and earns in return. Employer Services is 87 percent of the revenues about 19 percent of profits — I am sorry, a 19 percent profit margin and about two thirds of the profits of the overall organization. We are going to spend most of our time talking about Employer Services. That is where we think the opportunity is for improvement.

The PEO is a phenomenal business. It’s been growing at a mid-teens rate over time. This is really the gem of ADP. They have got a very strong market position, many reasons why they should continue to be the dominant player in this business. About a 48 percent profit margin. Now we’re describing these margins on a net basis. What that means is the PEO has a fair amount of so-called pass throughs. These are when you write a check for health insurance through the PEO because they are the co-employer of your employees, this enables them to negotiate favorable rates for you. The revenues are, in effect, grossed-up and then they a write a check for the same amount or a very similar amount to the health insurance company. And then the result of that is the business looks larger then it is, so we reduce it by these pass-through numbers and get to what the effective profit margin is and that is about 48 percent. So the most profitable, fastest growing and a lot of potential because it is relatively small. Client funds is effectively 100 percent flow through or profit business.

And again, this has been a great company. 68 years dominant market position, incredible track record. Started in payroll, dominated in payroll. Beginning in the 2000’s began to build out their “Beyond Payroll” offering mostly through acquisitions. And then over time in the last decade or so they have been assembling these acquisitions into a migrating client to cover new platforms to sort of a more cloud-based application.

The company has been a beneficiary particularly in the last several years of increased regulation, in particular the Affordable Care Act. This has been a big driver for the company. Unfortunately, that driver has fallen away recently. And the company has also benefited, share prices have benefited certainly, by the spinoff between those services, some incremental leverages put on the balance sheet of the company.

This is a slide from the company’s Analyst Day from 2015, and we think it accounts for a lot of the problems that we have identified. The company sort of promised investors over time this earnings algorithm where they promised to deliver seven to nine percent revenue growth, increase their margins incrementally each year translating into 11, 12 percent pretax earnings growth, reduce the share count with a buyback, bottom line 12 to 14 percent EPS, 2 to 3 percent dividend yield, goal of top quartile performer.

These are obviously wonderful objectives and goals, but they are also constraints and they are shackles. And what I mean by that is, we believe there is so much focus on achieving a steady upward margin earnings that the company missed the big picture. And that in of itself has threatened the company’s competitive position. We are going to discuss that in greater detail.

Before I go further, I should mention I’m not here on my own. I’m sitting with two of my colleagues who actually led the research on ADP, Brian Welch sitting to my right. Just a brief background, Brian came to us from Blackstone. We have been working together for about seven or so years. Brian—other activists investments he worked on and played significant roles were Air Products and, before that, Canadian Pacific.

I am also here with Charles Korn. Charles comes to us from KKR. He’s a more recent addition to the team. It’s been three years for Charles. And you will hear from them today.

Just a quick quote on the bottom, this is from a former CEO of an ADP international subsidiary, “ADP is very focused on per-share value - short-term oriented. They didn’t have a 5-year vision, no strategic focus on ‘where we want to lead in 5 years,’ ‘where we need to invest.’ More about consistent results. Top management is very incentivized by share value and stock option packages.” Let me make a comment about compensation. We believe a lot of the issues at ADP, you know, incentives I have come to learn drive all human behavior. If you look at the proxy and you look at how the management is compensated, they are not compensated for achieving step change results. What I mean by this, is that the management team gets base compensation and a bonus for achieving, exceeding certain objectives, but those objectives are capped. And when you get granted a certain amount of restricted stock and options each year or PSUs or RSUs, your incentives are not to, you can extract a huge amount of margin in one year. You don’t do as well as if you can extract a little bit each year over the course of your employment at the company where each year you exceed the target but not by too much because that means the next year your target becomes more and more difficult.

If what we are trying to do here was to transform the company we would do what we did in Canadian Pacific where we granted a large slug of equity and options to the CEO the day he joined and gave him very little thereafter where his goal of course is to accelerate the creation of value as promptly as practicable. Here the incentives are designed to achieve smooth results over a significant period of time.

The big question for shareholders in our mind is not whether this has historically been a great company but rather is the company achieving its maximum potential. And we believe it is not. We think it is materially underperforming its potential. We think the Employer Services business is growing slower than it should. We think the margins are vastly below what they should be. I would say, even more significantly, we think the company is losing ground versus its competitors. This was the dominant company in the payroll space and in HR, generally. And I would say over the last six or so years the company has lost significant ground, most notably against Enterprise customers. These are kind of national accounts and also mid-market companies. These are mid-market, middle-sized businesses. We will talk about this in detail. The evidence of this is decelerating Employer Services revenue growth, significant loss share in the Enterprise business and some loss share in mid-market. And that is despite the tailwinds and the tailwinds we talked about, ACA and otherwise, and also the company’s enormous incumbent market share.

To benchmark the company against competitors, in kind of key metrics, they materially underperform. The company’s showing no labor efficiency gains despite, this is the nature of the business is one where there should be significant leverage in light of the technology developments.

One of the most interesting ways to understand the underperformance of ADP is to look at what happens to companies when they leave ADP. This is dramatically seen at a company called Solera. And we will talk about that in a little bit of detail later in the presentation. I mean most visibly to many investors, my deal with so-called Dealer Services. Dealer Services was an ADP business for many, many years. We went over its history. Was spun off to shareholders a little more two years ago. An activist shareholder used to work for us, used to work for me. Scott Ferguson, a former partner, bought a stake in the business. The company has made a remarkable progress in increasing margins and we will go into that in some detail, but you can learn a lot about a business in my experience by what happens to companies that get spun out of that company and we’ll talk about that.

The bottom line is, and the focus of this presentation is, Employer Services. This is two-thirds of the profit of the business. It is materially underperforming its competitors in its potential. So what are we going to show you over the course of this presentation? We are going to show you that the actual operating margins, that is excluding float income, which we don’t think of as part of the operational part of the business, we think can improve by 1,500 to 2,000 basis points. So from 19 percent to 34 to 39 percent, you know, fairly dramatic improvement and we are going to show you that in some detail and we are going to get there a couple of different ways to give you confidence in the numbers. Using a 1,700 basis point expansion it would take margins from this year 20 to 32 percent and that at the overall margins of the business. That takes EPS from 590 estimate to about 870, about a 50 percent improvement. That takes shareholder value, the stock price from the range of 221 to 255. We are using a 24 to 28 multiple. The business we think becomes a much higher quality faster growing business and is deserving of a higher multiple, as you get to these later dates. This is 100 to 130 percent total return in less than four years. And this is achieved without any changes to the company’s credit rating, we are not leveraging up the balance sheet. No changes to the capital structure, no changes the dividend policy and no changes to how the company manages its client funds. With that, I’m going to turn it over to Brian Welch. Thank you Brian.

BRIAN WELCH: Great. Thank you, Bill. Next slide. So we wanted to give a brief overview of the Human Capital Management industry that ADP participates in. The Human Capital Management industry provides what Bill described as sort of recruitment to retirement tools to help clients manage their employees. These tools historically included basic things like payroll and HR information systems, but more recently there’s been very significant growth in what is sort of termed Beyond Payroll application. So time and attendance applications which track hourly workers in clocking in and clocking out, if you will, talent acquisition and other sort of less processing-oriented applications that help companies manage 360 reviews, performance management, recruitment, etc., learning management, benefits administration, other value-added tax and compliance.

The way to think about the industry is if an HR department has a function that they need to complete, they can use a Human Capital Management software and service package to help them do so. The industry is growing at very attractive rates, high single digits, you know, broadly across the HCM industry. And this is driven by low single digit growth in payroll and really low double-digit growth in Beyond Payroll. There are a lot of secular tailwinds for the business, you know, increasing by more complex regulations over time, are really driving a lot of demand for outsource HCM, if you think about laws like the ACA or so-called Obamacare requires tracking various different metrics and compliance procedures across a range of functional outcomes or areas, frankly. How many hours is an employee working? Are they an FTE or a part-time employee. Once you reach certain thresholds, you then have to make disclosures and provide certain health care plans. So you need coordination amongst the various different tools, if you will, in the HR suite and that is what these integrated HCM providers can provide.

ADP has about a 10 percent market share, but we believe they have been growing slightly less than the market in recent years. Now importantly on slide 14, while the HCM industry is very attractive it is also changing at a pretty rapid pace and we think a bit of history lesson is sort of important here.

ADP was started by accountants and it has a very long heritage in sort of data processing. Frankly, it used to own multiple different businesses that were sort of processing-oriented business but the payroll business grew up as a so-called service bureau where the company was processing large amounts of payroll on behalf of clients. This was done mostly through computational capabilities where scale and processing efficiency was paramount. And this was supplemented with human service. It was not really a technology or software company which is an important thing we are going to come back to throughout our presentation.

What you have seen in the last decade or so is really a pretty rapid rise of, you know, the so-called Beyond Payroll capabilities in the HCM market. These are largely non-processing-related functionalities and they have led to the rise of sort of innovative high-growth kind of software and technology-oriented competitors. Think of Ultimate Software, Workday and some startups and others that are making some pretty reasonable ground in the HCM market.

These providers provide great cloud-based SaaS delivery of HCM to their customers and they pose a significant threat to ADP. You know, customers especially in everything but really the very high end of client counts, the so-called Enterprise market, really prefer a unified HCM solution and they very much value the Beyond Payroll capabilities, that allow them to track performance management and a lot of the softer sides of HR.

Payroll has also become a bit more commoditized over time and many of the newer entrants, frankly, have modern and efficient payroll engines. So they are able to provide pretty decent payroll capabilities and very good Beyond Payroll capabilities and they are gaining shares, we are going to show you throughout the presentation.

Our view is that ADP today is still largely a processing company. It is not an innovative software and technology company. And the innovation they have done has, frankly, come through acquisitions.

Slide 15, lacking innovation capabilities how did ADP become a so-called HCM player and really build out Beyond Payroll. Well, they did it through a series of acquisitions over time. What you see here on this page is we have compiled the acquisitions the company did. We tried to exclude any which relate to dealer services and the other business that have been spun and sold over time and what you see is that the company that has done about 70 acquisitions totaling almost three billion dollars of capital. And these were basically product acquisitions. There are a couple geographic expansion acquisitions, if you will, where they have entered a new market with a payroll offering but, much of this is acquiring or cobbling together sort of the HCM products that are needed to provide a full suite of solutions to your customers.

The issue and the strategy at the time, frankly was, you know, we have a large installed base of payroll customers and if we can add other capabilities we can sort of put it in the salesman’s bag, if you will, and we can sell this to our huge installed base and it will quite accretive. The issue with this strategy is that you are left with disparate platforms which are largely siloed. And we are going to talk about this throughout the presentation.

But, the company should be focusing on really integrating all of its acquisitions on the front end and on the back end and building products that are quite integrated and starting to really develop tools and products organically that have a much more integrated nature going forward.

Flipping ahead to slide 16. This gets at some of the issues that I alluded to on the prior page. ADP’s build or buy I should say instead of build strategy has really led to a relatively weak product offerings most notably in the Enterprise vertical but a very inefficient legacy back-end infrastructure. An example here that we provide in the Enterprise market is just showing the product sprawl, frankly, across the Enterprise product offering. The company today has what we estimate to be six discrete payroll products in the Enterprise vertical. They have another six discrete benefits products. Again, many of these acquired over time. They have eight different reporting and analytics modules and tools, some of which are client-facing, some of which are internal. And the back-end infrastructure, frankly, across the company still remains quite disjointed and very inefficient.

Flipping ahead to the next page, the company has attempted to migrate most of its customers, particularly in SMB and so-called mid-market to new version-less cloud-based platforms. So from the front-end perspective, they have tried to reduce the product sprawl and to get all customers on one product. Now that is great and it’s good progress. One issue is that the product does not necessarily get integrated on the back-end into a single unified HCM solution with one database. Instead in many instances they are sort of connecting different products behind the scenes.

ADP’s new HCM platforms in this respect are largely sort of wrappers, if you will, around, you know, what remains kind of legacy products and legacy back-end infrastructure. And here you see a quote from the former SVP product development who says, “ADP is in some ways naive, ‘all we need to do is change how it looks.’ You can’t change the user experience by changing graphics, if underneath the database layer is antiquated.”

So we think they are making some progress with respect to migrations. They still have a lot of work to do in the HCM market for Enterprise customers which we will talk about. But, the back-end infrastructure and the integration of these products remains a significant area of opportunity.

Here on slide 18 we show a overview of the business by segment. I’m not going to go through this in great detail but basically the company is oriented by the client size of the underlying customers from so-called small business up through Enterprise customers which they call national accounts, as well as multinational customers. The thing I would point out on this page is that the product complexity from sort of the left side of the page to the right really goes from sort of less complex to much more complex. You start to think about a multinational company, you need these tools to be multicurrency, multilanguage. If you look at an Enterprise customer they may have employees in many different states with specific state laws and all sorts of complexities that become quite challenging to manage.

From a front-end perspective at the bottom of the page, we are going to talk a little bit about the company’s competitive positioning. From the client’s perspectives, the tools they offer and the product offering is pretty good in the small market, quite good in the mid-market, we think it’s significantly trailing in the Enterprise market. And in the multinational market they have some unique offerings that are quite hard to replicate.

Page 19, this is just some industry research reports that we have pulled that show the company’s competitive positioning in the Enterprise market. You know, because of the complexity of the Enterprise product offering, it really takes very good capabilities with respect to software development and back-end technology infrastructure and architecture to compete well in the Enterprise market and, so this is where we think they are falling the most behind. What you see here in the boxes where we have added emphasis, is many of our competitors are viewed as leaders. When you look at a company like Workday or Ultimate, they score quite well in various different independent reviews. ADP is trailing, which we think is a significant opportunity given the company’s market position we think they should be a leader. I will read briefly some of the commentary down in the bottom left because we think this is pretty instructive for what we believe is going on with respect to the company’s product offerings.

And I quote “Numerous users report difficulties with manual workarounds and glitch-prone automation.” And “users have noted that the ADP product appears to be a payroll solution with elements of HCM tacked onto it.”

Next slide, “we think some of the company’s deficiencies with respect to its product are causing some share losses relative to competitors.”

MR. ACKMAN: Hold on one second, Brian, the slide is not advancing. Can we advance, please, to slide 20. Thank you.

MR. WELCH: So with respect to the mid-market the company has several competitors which were previously sort of thought of as regional competitors, the so-called three Ps, Paycom, Paylocity and Paycor. And these companies have been stealing significant shares. They are growing at very rapid rates in what has been ADP’s most dominant market historically and today remains about 40 percent of the revenues. Importantly these competitors have not spent significant amounts of capital. They’ve spent about 330 million dollars on R&D collectively across the three of them since 2011 and you have seen that that frankly ramped up quite significantly recently but they started with relatively modest resources and have been able to take some pretty significant share out of the mid-market pie, if you will.

MR. ACKMAN: Brian, just to contextualize this number, what is ADP spending in their budget for R&D and systems development?

MR. WELCH: Sure. Across the entire business of ADP, they spend about 850 million dollars on so-called systems development and programing.

MR. ACKMAN: Per year?

MR. WELCH: Per year.

MR. ACKMAN: So you are comparing that 30 over a five-year period.

MR. WELCH: That’s correct. These players are spending collectively about 120 or so this year. So ADP appears to be losing very significant market share in the Enterprise vertical. We are going talk about this. The company, frankly, does not provide consistent or really frequent disclosures with respect to what is going on in each of their business verticals or sub segments, which we think is an issue that needs to be addressed frankly, but the few select disclosures we have found has suggested that they appear to be losing a material amount of clients. What you see here at the top part of the page is a 2009 disclosure from the Analyst Day when they used to give more fulsome disclosure with respect to how the business was oriented across various different market verticals and at the time they had a little over two billion dollars of revenue in national accounts or the so-called Enterprise customers. And they said that they had about 5,000 clients.

You fast forward to December of 2010, you know, similar types of numbers just over two billion of revenue, 4,000 clients in this estimate according to the CFO at the time, but, you know, anywhere in the range of sort of four to five thousand clients when you look back at the ‘09-‘10 timeframe. More recently, in May 2017, Carlos Rodriguez on the Q3, the Q3 fiscal call said that the company has about two to three thousand clients in the Enterprise vertical and that the business is about 20 percent of overall revenues. We assume here he is assuming ES revenue as we have seen in analysts’ commentary elsewhere. But, what that would imply is that revenues in the Enterprise vertical are actually down slightly. It appears the client count seems to be down very significantly. There could be, you know, some mixed issues and other things going on here, you know, divestitures of some small businesses where they had some unique client counts. But frankly we don’t know the underlying trends, but we see some pretty concerning patterns with respect to their performance relative to competitors.

MR. ACKMAN: The point I would make here and just sort of a more general point, in my experience when a company reduces disclosure, and again, we think disclosure has gotten worse over the past six years or seven years or so at the company, and that is not a good thing, it usually means the company is trying to hide something. And obviously if they are losing clients in Enterprise that would be the kind of thing that you probably wouldn’t want people to know.

MR. WELCH: So slide 22, we’ve tried to piece together the client counts for ADP relative to basically its Enterprise competitors. And what you see here we have a dotted line for ADP. Again, we’ve only had relatively few disclosures over time. We do footnote those. You can find them in the transcripts and/or in the Analyst Day from 2009. And then we compare that to the recent commentary that Carlos gave. And what we show is what appears to be a pretty significant downward trend in the Enterprise offering, or client count, which we think is due to some weakness, frankly, with respect to the product offering in the Enterprise market that we will talk about throughout the presentation.

We think this is a very concerning and troublesome performance, particularly in light of the company’s, you know, large installed base, and really, its incumbent position as the dominant player in payroll and in HR services over time. You have seen very rapid rises in companies like Workday and, frankly, Ultimate Software, which we do have here on the chart. They provide much more consistent and regular updates on their client counts. The other thing I would point out is the company’s new Vantage product, which we showed you some research reviews for a couple slides ago appears to be trailing competitors very significantly with respect to its adoption rate over time. They have had very few customers sign up for this product, which we think is concerning relative to the rapid growth of the competitors.

Here on slide 23, we show one of the pure play competitors in the upmarket and in some of the mid-market Ultimate sort of target customers that sort overlap a couple of ADP’s segments, but they tend to target larger customers. And they are growing very, very rapidly. Ultimate started, you know, three decades ago. It was a former ADP executive. We will talk a little bit about the company as we go throughout the presentation, but you rewind five years ago they had under three hundred million dollars of revenue. That number is growing very rapid in the 20s. It was just under 800 million in 2016. This year it will be approaching their billion dollar target, frankly, for 2018 about a year early, and their long-term aspirations are to have about 2 billion dollars of revenue. They are growing very, very rapidly in the 20s, year in and year out. And they are taking very significant share, frankly, from ADP. We will show you that throughout the presentation.

But the company has spent only—I say—590 million dollars in R&D cumulatively since 2011 while building what is really a world-class Enterprise HCM product. You know, you look back in 2011 they were spending 50 million dollars a year on this product. More recently it has been ramping a bit but, you know, collectively not large expenditures relative to the value of a company like ADP and the value they could create by building world-class products.

Page 24, we think the company’s primary issue can actually best be summed up by a sentiment we have heard from a lot of former ADP’ers. But one which was publicly expressed recently on CNBC by a long-time board member who said “what Bill Ackman doesn’t understand is that they have never been as strong as they ought to be in software and technology. So they made up for that weakness by having a high-touch business model with high degrees of client service. They have 700,000 clients, great relationships, great retention and they do that through service. The service costs money…”

We think this is how the company has historically been run. We think they have historically had relatively weak software and technology and they have made that up with head count frankly with so-called service. And we’re going to talk about this issue a bit later in the presentation. But we think this is the company’s primary competitive and operational issue. The questions we have are why shouldn’t the industry behemoth with vast resources be a leader in software and technology and why shouldn’t they be making the appropriate investments to really have a world-class offering in the 21st century.

MR. ACKMAN: Actually, to make the point, Brian, they are making the investment. They are spending a lot more money than their competitors, they are just not getting the output.

MR. WELCH: That is true. And we are going to talk about why throughout the presentation. But in the 21st century, customers don’t prefer a high-touch, you know, “service” that compensates for technological weakness. They prefer best-in-class, easy to use products and this is you know, frankly, seen in the rapid growth of some of ADP’s competitors.

We believe the current operating philosophy really hampers growth and has harmed the company’s operating efficiency and its ability to extract margin and to reinvest in their business. The way we think about this is actually, well depicted, I think on slide 25, but we believe the company’s issues are they historically have had a very insular culture that’s lacked with respect to innovation. Again, they were not a company that was building new HR products over time. They were largely acquiring them. They’ve had a lot of focus on managing the short-term performance of the business, delivering so-called consistent results with modest improvements every year, kind of incremental type progress. What this has led to is sort of not addressing some of the company’s issues with respect to products and back-end infrastructure. So you have weak products in back-end infrastructure, that causes weak product integration, automation and self-sufficiency. From the clients’ perspective that has to be supplemented with so-called high-touch, you know, client support which is quite labor-intensive and frustrating to the customer. The customer has a pretty poor experience with respect to, you know, this combination of weak product supplemented by head count. And then you have lower client retention, lower market share and the whole cycle sort of negatively works against you here in the flywheel.

We believe this is an unsustainable long-term outcome, you know, obviously, the business will not fall apart. It is a very robust business. We like, you know, the business model quite a bit, but it is well below its optimal outcome. This leads to lower growth, excess costs and lower margins than what ADP should be achieving. And there is a quote here at the bottom that we think is pretty instructive and I will read it. It says, “The company has relied on service as a differentiator over time — I’m sorry — the company has relied on service as a differentiator but over time ‘service’ became something the customer expected to do themselves with self-service.”

MR. ACKMAN: Just a quick point on this one. Think about the nature of their business. There’s episodic demands, you know, you have to make a filing with the government and everyone has to do it in the same day which creates huge demand for a call center to the extent there’s a problem. People don’t like waiting 45 minutes to solve a problem when they can do it themselves or if the software works effectively.

MR. WELCH: That is right. We believe the company is at a pretty critical inflection point. As we described earlier, the HCM industry is rapidly evolving and there are several very strong competitors that are growing very rapidly. We think ADP needs to urgently needs to become an efficient and world-class technology company which will drive pretty positive results as we are going to show you later in the presentation.

But HCM capabilities, particularly, you know, Beyond Payroll, you know, the so-called recruit-to-retirement tools are really growing in importance with the rise in strategic importance of human relations in an economy that is increasingly driven by so-called white-collar employment. And we think winning in HCM will really require innovation in world-class capabilities with respect to software and technology and product architecture.

We think ADP’s back-end infrastructure remains quite disjointed, dated, and inefficient which somewhat limits the product capabilities, frankly, and makes it hard for the company to really provide world-class products. But it’s also contributing pretty significantly to operational underperformance in the business. The company has, you know, tried to fix some of the front-end aspects of the product, tried to make it look like it is seamless from the client’s perspective. And that helps and it has led to some better customer reviews and some improvements in the product on the front end, but it’s really not enough.

ADP has managed a lot of historical transitions over time. I mean it is a business that started in a very manual capacity driving around vans, picking up payroll tapes, if you will, and then sort of doing batch processing at local centers. And it has really grown up through the computing age, through the internet age, but we think today they have fallen behind in the new sort of HCM software age. And we think this is a critical deficiency that can and should be fixed. And we think if they can fix it, Employer Services growth and efficiency will improve very dramatically. We believe the business has enormous potential if they can fix these deficiencies.

Flipping ahead to slide 28. The company actually has very significant structural advantages. They should be a market leader with really world-class offerings. The company has significant structural advantages. They have very, very significant scale both in total and by segment. And we will show you this later in the presentation. This provides very significant free cash flow and financial resources. So the company should not be constrained with respect to investing in their product and their back-end technology. The company also has a very large install base which provides a large pool of client to upsell additional products over time or, frankly, to convert some of their existing Enterprise customers which are really non-HCM clients onto their HCM solutions. Vantage is kind of the current offering and there’s an opportunity to convert these clients to a new world class HCM offering which provides from a lot of selling opportunity and upsell, if you will, as you can give the client a broader tool kit through one provider, but you really have to have a world class product to manage that transition of these legacy clients.

The company also has an opportunity to leverage, frankly, across its business units and segments. We do think they do a pretty good job of this with respect to the PEO and some of the Employer Services businesses particularly in the small market and sharing sales leads, et cetera. But there’s a lot more opportunity, and we’re going to talk a bit about the business structure, but there’s a lot more opportunity to really share more resources across the business. We think properly operated, they can produce industry-leading long-term results and that they should really be the ecosystem and partner of choice in HR.

Page 29, this is a depiction of what we think the company’s performance could be like if they can fix some of the current areas for improvement. If the company can build a really strong and innovative culture and focus more on the long-term performance of the business, make necessary improvements to the products and back-end infrastructure, really build out world-class capabilities particularly in Enterprise HCM, that would lead to products which are integrated, automated and provide for self-sufficiency for clients. It can reduce support activity and really focus their efforts on truly value-added services, which we do think provide a lot of value. This would provide an exceptional customer experience, lead to higher client retention and growth over time and really lead to a pretty positive long-term outcome with higher growth, greater efficiency and higher margins.

We have actually taken a stab at estimating, frankly, what we think the increase in growth potential could be and we’ll talk to you about some of these metrics. But if we think the company, if they can improve their product offering and their competitive positioning, can really improve their growth prospects and their operating efficiency and margin. We have estimated the uptake in revenue growth that we think the company can achieve towards the latter part of this transformation that we are outlining. We think if they can reduce their mid-market churn very modestly by 15 percent or so, this could drive 50 basis points of increase in growth per annum. We think if they can stem some of their client losses in Enterprise, this can drive another 150. We footnoted a lot of this. I am not going to go through the detailed mechanics.

We think if they also get their sales force productivity back to where it was, frankly, five, six years ago, this would drive a very material increase in the growth prospects of the business.

MR. ACKMAN: Let me just make a brief comment: I have a lot of respect for salespeople. We think this is one of the greatest sales forces in the world. But as every salesman knows, ultimately he or she is only as good as the product they sell. And we think the company’s is lagging performance on the product side as competitors have gotten better has made the sales force job much more difficult and that is really the problem. Go ahead, Brian.

MR. WELCH: 31, we do think the company is going to have material, you know, prospects for really pretty exciting growth prospects going forward. We think the company should be kind of the ecosystem and partner of choice when it comes to HR-related activities and technology. We think this is a large big data opportunity for the company. They have a very unique data set. Frankly, it is the broadest cross section of the economy because they serve, you know, clients from very small to large and multinational which, frankly, nobody else does. So it’s quite unique. This data can be used to significantly enhance the company’s core product, obviously, but it also has very significant potential standalone uses. You can imagine investors, real estate practitioners, commercial and sort of consumer finance. Think of very basic things like where do want to put a quick service restaurant location. You may want to know what the income trends and job trends are in a very localized basis, and the company can help that with the data.

You really need to become a world-class technology company to lead in some of these areas.

MR. ACKMAN: One other points here, we’ve talked to some people who’ve managed, some big data operations who told us that they view the ADP data set as a treasure trove and a potential multibillion dollar business as a standalone. And best we can tell, the company has not really monetized to any extent this opportunity because it really isn’t a technology company.

MR. WELCH: Yes, that is right. There are also other opportunities. Obviously, the workforce is changing into sort of the so-called gig economy, much more temporary workers. We think the company can be a leader in that and, you know, will require sort of high-quality, you know, technology over time.

Page 32, what is the risk of the status quo. You know, we recognize that any time you transform a business, you know, investors, executives and others will be concerned about the risk of a transformation. The problem with that thinking, in our mind, is that the status quo itself is quite risky.

MR. ACKMAN: In fact, we think it’s riskier.

MR. WELCH: Riskier, frankly. And you know the status quo is really harming the long-term competitive position of the company. The risk of inaction is great or the risk of, frankly, very slow transformation is great. We think the company is losing share and losing very material ground, particularly with respect to Enterprise and some of the larger mid-market customers. Once you lose one of these customers and they go through a very long and painful you know transition to a competitor, they typically stay with those competitors for a decade or more. So a customer loss is a customer loss for a very significant period of time.

Additionally, if ADP is not the HCM provider, but rather just maintains some of these legacy payroll accounts, particularly at Enterprise, it loses the future selling opportunity as HCM continues to grow. The payroll market has low single-digits growth characteristics. But the real growth is in a lot of the Beyond Payroll applications. So the company, in many instances, as an example, will provide payroll to competitors, like Workday, who provide the HCM capabilities for an Enterprise customer. So you sort of keep your “client” but the reality is you lose a very significant opportunity for growth over time.

You know, our view is that the current legacy products and systems are really, you know, issues that need to be addressed. The question is not should they be addressed, but, you know, they must be addressed in our mind. And the question is with what urgency and how quickly should it be done and can the company get to the right outcome on the back-end, do they have the right capabilities with respect to product offerings and really offering customers world-class technology. The existing products are already old and inefficient and they are becoming more so by the day.

The other issue is as customers drop off some of these legacy platforms, you get significant cost deleveraging, as you have a lot of stranded costs on the small platforms. We have a quote here at the bottom from a very senior executive in technology who said —

MR. ACKMAN: This is a senior former employee.

MR. WELCH: Former. Former senior executive, in technology, of course. “The first step to recovery is admitting you have a problem. They’ve known this for 10 years, but the number of products has increased, not decreased. It spreads your IT dollars like peanut butter.” So, as Bill mentioned, you know, they are spending quite a bit, frankly, on systems development and programing, even relative to some of these world-class competitors, but unfortunately, the result is not as good because it is spread across a bunch of disparate and old legacy products.

MR. ACKMAN: Okay. The question is why has the market and why has the board not recognized the problem? And you will notice that when we had not said anything publicly or even privately to the company about what we had in mind here, just a brief sort of overview, we got a very, very hostile reaction you know, from the company and a lot of skepticism from analysts. And the answer to the question is the company has done a pretty good job of hiding the problem and that relates to some complex accounting and reductions in disclosure over time which makes it difficult to benchmark the company to competitors.

We faced the same the issue in our investment in Canadian Pacific. The company said it was absurd that they could double margins. We came to the company when they had 19 percent margins. And they hired a consultant who came out and said the laws of physics would not allow us to increase to margins in Canadian Pacific from 19 to and anything close to our 35 percent estimate. Well, today they are about 40. Companies that have underperformed become very good at explaining away their underperformance versus their competitors. They say, well, there are structure differences or our business model is different, and you see a lot of that here. So what are the things that make it a bit confusing? The company — ADP — has a big PEO business and it is kind of unique amongst its competitors for the PEO being as big a percent of the revenues the business. It also has, as I mentioned earlier, a big client funds business float which it has the opportunity to invest. It is really the only payroll company that has sufficient scale to generate a float to be meaningful in terms of the profitability of the business.

Accounting for the PEO because it effectively deemed to be the co-employer. It has to be the co-employer of the employees of the partnered company in order to negotiate federal health care, insurance and Workmen’s Comp. That pass-through revenue where the company will write a check to our PEO that may in turn write to the health insurance company overstates the true economic revenue. And so when you include the PEO, which is the fastest growing part of ADP, and you include the grossed-up revenue in the overall revenue numbers, it actually distorts the growth rate of the company higher than it actually is from an economic point of view.

Float income also overstates operational profitability. That’s because ADP includes it in Employer Services. The competitors don’t have float income. ADP doesn’t charge a discount because it has the benefit of this float income. Management really has no role in determining what the earnings are on the float income because it is determined by yield curve. This makes apples to apples comparison with competitors difficult and the other thing that compounds the problem is in the analyst community there are very few analysts that cover the full suite of competitors. There are analysts that cover the software companies or analysts who cover HR companies. One analyst has a broad enough perspective to cover the whole industry but that is one of the problems where companies like ADP, in some sense, fall through. Because the comparisons that people are making are not good comparisons.

We have a concept we call “net operational revenue” and “net operational profits.” This is how we get to the operational performance of Employer Services. We exclude the pass-throughs, we net them out and we focus on float income as a separate business, a separate stand-alone.

So making the same point here, just graphically, if you look at the chart, the white box which is the PEO business point 2. — I can barely read them, 2.6 billion of revenue but the actual revenues are in the 600 million, you know, 2 billion dollars of excess, you know, revenue in the business.

The PEO business today we think of as an 830 million dollar business, not a 2.6 billion dollar business, because those dollars, the differences are the pass-through income. What we do here on the bottom is we take the company’s reported gross revenue, we take out float income which is about 400 million dollars and we take out the pass-through income and we get a net operational revenue income number which today is 9 point — my eyes have gotten better I have stepped away from the screen. You are 26 or something, I’m 51. 9.3 billion dollars of revenue or 8.5 billion if you take out the PEO business. So the business looks larger than it really is. And when you want to get to the economic performance, you have to make these adjustments.

If you look at the reported metrics and when ADP talks about revenue growth, it includes the grossed-up revenue of PEO. We net those out in our calculations. The company reports 7.3 percent revenue growth, you take out the PEO that actually drops to 5.8 percent. You take out the pass-throughs and then you just look at the Employer Services business, it’s actually growing at 5 percent.

Now that is in the context of very rapid growth in the sales force. And what it looks like to us, ADP recognized that they had a problem in terms of growth and they just threw more bodies at it in of the terms of the sales force. That is never a good sign when your growth is declining and you are ramping your sales force.

If you look at Paychex, their growth, we do the same calculation here, they are growing more quickly than we are. But take a look at sales force growth, now only or 3 to 4 percent. And this is in the context of these growth rates, call it 5 percent at ADP on a properly looked at adjusted basis versus an industry at 6 to 7 percent. So we are losing share. On this page I turn back to Brian. Go ahead, Brian.

MR. WELCH: So a very similar story with respect to bookings. The company’s reported bookings appear to include some level of PEO pass-throughs. Frankly, we have heard very conflicting answers with respect to how much PEO pass-through is actually running through the total gross bookings. We think the company should be much more clear with respect to where the bookings are coming from, both by business line, as well as whether there are any pass-throughs in PEO and/or client funds that are running through this reported bookings number. But the reported bookings, based on the company’s fiscal year 2018 guidance, appear to be growing at about a 7 percent CAGR and that seems fine on its face, but you know, in light of the industry tailwinds and really the 8 percent ramp in the sales force, we actually find this performance somewhat concerning.

We tried to estimate what we think the true net economic bookings are by looking at the year-over-year change in net revenue in both the Employer Services business and the PEO in building our waterfalls. And what we have noticed is that there appears to be a large amount of pass-throughs running through the company’s gross bookings number. Some of this may relate to PEO, you know, the company gave a pretty confusing and conflicting commentary, frankly, with respect to this on their most recent conference call. We think there may also be some client funds or other uneconomic things running through this number. But we think what appears to be kind of a 7 percent CAGR in the top-line gross, you know, bookings of the company is probably closer to a five percent net number in the true economic bookings of the company. And that would be comprised of about 12 percent growth in PEO and about four percent growth in Employer Services.

MR. ACKMAN: Just a point I would make here, and again, I go back to a comment I made earlier that big picture incentives drive is human behavior and disclosure absences, I think, you can draw a negative inference from. And one of the things I think is interesting — I look at a company that has underperformed its potential where I feel management is not doing what they should be doing. I read the proxy statement. And in the proxy statement and I go to this year’s proxy statement, new business bookings growth. So if look at Mr. Rodriguez’ compensation, he’s got three targets that are supposedly objective targets. Of course revenue growth is 20 percent of the compensation in terms of his achieving a target. Operating income is 20 percent. And new business bookings growth is 20 percent. And the last piece is strategic objectives 40 percent that is a more qualitative measure.

But if you look at the results, last year revenue growth you got 95 percent of the target, operating income growth you got 88 percent of the target, new business bookings growth you got 185.3 percent of the target and then strategic objective you got 79.9 percent of the target. This is a weighted average calculation, so if in fact again we are correct here, that the management here is being compensated for pass-throughs or other things that are noneconomic in terms of the determination of that new business bookings growth because we get a very different number when we look at this on a net basis, this factor here has a very significant impact on whether management meets, the senior-most management, meets the objectives that have been set by the compensation committee.

MR. WELCH: It would also be true, frankly, of the stated revenue growth of the business, both the bookings and the revenue growth from a compensation perspective would have some pass-through and overstatement.

MR. ACKMAN: That is a very good point. Thank you, Brian.

MR. WELCH: So page 41, we have seen some reduction in very important disclosures from the company over time. The company used to report, frankly, both in their MD&A and in things like Analyst Day presentations in a much more consistent disclosure with respect to the size of each of their various different business sub segments. As an example, you see a quote here, “SMB is about $1 billion of revenue, it comprises 382,000 clients.” This kind of disclosure was pretty common at the company, frankly, up through about 2010. It’s now not reported in a consistent matter. Very infrequently they will make one off comments with respect to some of these data points, but we think investors need a very clear and consistent view of what is happening in the each of the underlying sub segments to really know whether the company is performing well relative to competitors. And there are individual competitors that play in each space and you need to be able to compare the company’s performance to its competition.

Page 42, why do we think this is important? Because sometimes the high-level metrics the company reports do not tell the full story. The company appears to be growing its client count at a pretty healthy sort of 3ish percent rate over time. What we’ve tried to piece together on the right-hand side of the page is what’s going underneath each of the underlying businesses.

So we have taken the Analyst Day disclosures from 2009 because, frankly, that was the last consistent and uniform disclosure with respect to client counts. We’ve tried to estimate on the right-hand side of the page the fiscal year ’17 client count by underlying sub segment and looked at the CAGRs in each of the various different business units. And what you see here is that the company overall is reporting about a three percent CAGR in its total client count but a lot of this is, frankly, coming from small business and a fair amount of it is coming from international, including some acquisitions. The PEO is growing nicely and obviously has great economic characteristics, but we see what looks like pretty troubling performance in the mid-market and to a much greater extent in the Enterprise vertical.

The one thing I will point out that is a very high level statistic to help you understand a similar type of analysis here is that the company appears to have grown its client count by 25 percent, you know, the 700 over the 563 but we would note that if you look at the number of employees in the United States that the company pays, they pay today about 26 million employees, that number used to be 24 million back in ‘09. So that is just an 8 percent increase. What you have here is a very negative mixed trend that we are going to walk you through in the subsequent pages.

Page 43, this is very detailed math. We are not going to go through it in great detail, but you can study it. We think the total client count obviously appears to be growing quite nicely, the loss of larger clients disproportionately impacts the overall performance of the business. We have here a quote from Carlos on the Q4 conference call where he says, “Revenue was up 7 percent on an organic basis, benefiting from a solid 6 percent client growth.” We note that last year, we’ve looked at the client growth, and it was all effectively in SMB. That is not bad in and of itself but it may not be an accurate representation of what is going on with the strength of the underlying business. You need about 185 small accounts to offset the loss of one large Enterprise client. We think the company may be losing sort of a high single-digit percentage of clients based on the limited disclosures the company has given out. And if that is the case and if mid-market growth is flat, what you need is about 4-1/2 percent of client growth in the SMB market just to hold revenues flat on kind of a mix adjusted basis.

Now if you do that, what you will report on the right-hand chart is about four percent total client growth. Again, that will sound great but you sort of treaded water sideways.

Same sort of issue arises when you look at things like win/loss rates. The company is often asked by analysts where do you see competitive pressures and the company will respond saying, look, we track win/losses, I’m paraphrasing on the left-hand side, and there are really, you know, we don’t see any one competitor that is creating an enormous problem for us. And we also don’t see any one competitor where there is easy pickings. It is fairly balanced across the board. We think this kind of commentary is very accurate at a total level obviously. They are not losing tens of thousands of clients to any one particular competitor. But when you look within sub segments, we think there are competitors that are taking very material share, net share, frankly. Ultimate actually gives disclosure on where their clients are coming from and you can calculate what that means with respect to the number of clients and dollars of revenue which we will do in a bit. But it’s very material to particular sub segments.

MR. ACKMAN: Just to read the quote this is the CEO of Ultimate, “We typically get between 45 percent and 50 percent of our new units from ADP. I think our culture, product and service — we end up winning a lot.” I just think I don’t think feel good as an ADP shareholder reading quotes like that.

MR. WELCH: So page 45, a lot has been made about what the company does relative to the competitors and whether their offering is superior or different in some ways. And we would note that when you look at the business in aggregate, it appears to be performing in line with sort of the weighted average retention of competitors. So small market competitors like Paychex have about an 81 percent retention rate. Enterprise competitors like Workday and Ultimate are kind of in the high 90s.

If you do the math on the company’s business mix, it appears they are performing sort of in line with competitors. We think what is actually happening is the company is actually doing better than Paychex in the small market, but is well below its peers in Enterprise. We think that they are losing significant customers and, frankly, not getting many new wins as you saw in the Vantage ramp rate we showed quite a few slides back. And this is a problem.

We would note that Ultimate, as an example, has best-in-class retention with 97 percent retention. They are obviously growing very rapidly as we showed on prior slides. And we think that this is evidence that ADP’s “high touch service model” is not leading to differentiated positive results relative to its, sort of, SaaS cloud competitors. The customers are sort of voting with their feet, if you will, as you look at the business.

MR. ACKMAN: Brian, am I correct that when ADP reports its retention, it does not give data or does not include in the calculation the PEO?

MR. WELCH: That is correct. Some of the metrics reported are sort of inconsistently reported. With respect to as, an example, bookings includes the PEO but retention does not. You have to really sort of piece together the economic performance of the business.

MR. ACKMAN: So bookings, which is something where management wants to show a bigger number. They include the pass-throughs. And if you take a look at the chart, the green companies, these are PEO competitors of ADP, the nature of the PEO business because it serves a smaller client is more attrition because smaller clients go out of business more often and so by excluding data from the calculation, ADP’s 90 percent retention is an overstated number, assuming the PEO does worse than 90 percent.

MR. WELCH: It does. We think it’s about 86 based on the — but you have to piece this together. There is an average client duration, if you will, disclosed in the K that we use to estimate the retention of the PEO. But again, we don’t see why the company just doesn’t give consistent and uniform disclosure with respect to all of its businesses including the sub segments, frankly, within Employer Services and we’ll talk about that.

MR. ACKMAN: I see why, but go ahead.

MR. WELCH: 46, this is an interesting analysis we have tried to done which tries to isolate the impact of kind of the client mix. So we have taken ‘09 revenues, the revenues per client, excluding the float allocations, and we have the details of this in the back of the presentation for those that are interested in replicating it or tweaking it or understanding it.

What you see is that on a client sort of logo mixed adjusted basis, again the big clients are worth a lot more than the small clients in dollars of revenue. We think the company is basically flat in performance from 2009 to 2017. And that a lot of the revenue growth, this 2-1/2 billion dollars to the right, has been driven by, you know, sort of sell-in price, mix shift, pays per control which has been very positive as the economy has come out of a recession.

MR. ACKMAN: Brian, please define “pays per control.” I don’t think we have done it yet.

MR. WELCH: So pays per control is sort of the internal same store volume, if you will. So if I have a client and they hire 3 percent more employees, that shows up as, kind of, the pays per control for the business. And we’ve produced about 3 percent over the recent five, six years as the economy has come out of a recession.

MR. ACKMAN: And it’s a relevant metric because?

MR. WELCH: It’s a relevant metric because this is very high quality and profitable growth for the company.

MR. ACKMAN: And the company gets paid for the incremental?

MR. WELCH: They get paid for, generally, it depends on the module and the characteristics of the product offering, but they tend to get paid on a variable basis. So the growth and the underlying employees is pretty favorable for ADP.

MR. ACKMAN: Did you want to make the point?

MR. WELCH: Yes, so, we think what is happening here on a client adjusted basis, the revenues are sort of flat but they have had very material tailwinds in recent years with respect to selling as really, kind of, the industry and, kind of, the secular trends towards Beyond Payroll have been pretty favorable. We think if ADP does not become a leader or remain a leader in HCM going forward, particularly in Enterprise, you know, it will lose some of the sell-in opportunity and that becomes a problem.

Page 47, here we have some quotes from the management team recently that talked about this trend. They’ve said sell-in has recently been over 50 percent of the bookings of the company. And that the company will need to focus on sort of “new logos” which is an industry term for kind of new client growth. Sell-in won’t last forever.

MR. ACKMAN: Okay. Now, we view, what is interesting, and I find this is probably the thing I find most abhorrent about the 10-K, but when you look at their Employer Services margin, it is easy to be confused. And why is that? The typical investor doesn’t have the opportunity to meet with management and ask questions, doesn’t have the time to listen to conference calls, reads the annual report. And what does it say in the annual report? In the form 10-K on page 32, which is the body of the annual reporter, it says “Employer Services overall margin increase were 30.4 percent to 30.6 for fiscal 2017, as compared to fiscal 2016. This 20 basis point increase was driven by operational efficiencies partially offset by 30 basis points of pressure from dual operation costs related to our service alignment initiative.”

Plain English says the overall margin is 30.4 percent, and here they are referring to the operating margin of the business. That is page 32. On page 77, there is an interesting note and a lot of people, frankly, don’t get to page 77, they read the body of the report, I’m thinking retail investors and people who don’t have as much time. And it says a very unusual note—it says “There is a reconciling item for the difference between actual interest income earned on invested funds held for clients and interest credited to Employer Services and PEO services at a standard rate of 4.5 percent.”

What this means is while the company is actually only earning 1.7 percent on its client fund, that’s the cash earnings on float, they are booking a 4.5 percent fixed number from float, which is the interest rate they earned about ten years ago when the rates were meaningfully higher. It says “This allocation is made for management reasons so that the reportable segments’ results are presented on a consistent basis without the impact of fluctuations in interest rates.”

Now the company has done that for a long time. But it used to be, and again going back when rates were higher, they used a 6.5 percent rate and as rates came down they reduced it to 4.5 percent, but for some reason the company hasn’t adjusted it for, I think, more than a decade. And there is a very easy way to look at Employer Services without the impact of fluctuation in interest rates, you simply exclude float income from Employer Services. But obviously this number, if you go to the next page, massively overstates the performance of this segment. And a lot of people talk about the performance of ADP versus its competitors, you know, Paychex with a 40 percent operating margin. Well, here the reported segment number in the 10-K shows a 31 percent margin. But that includes a 500 basis point over allocation, that is the 4.5 percent interest rate. It also includes a subsidy from the actual earnings on float, bringing down the margin excluding float to 22 percent. But this is still not a fair comparison to competitors because when competitors report an operating margin it is after their corporate overhead. When ADP reports the margin, it is before corporate overhead. You’ve got to take that off as well and that gets you to 19 percent.

So the proper comparison point for ADP — and by the way, believe it or not, there are some analysts who use a 31 percent number when they talk about the performance of this segment. So, it’s not just a retail investor who is confused, even the analysts who follow the company are confused by this metric. But the right way to look at the Employer Services business is to exclude float, to exclude this artificial interest rate that they are using and take away corporate overhead.

With that, you can then begin to compare the competitors and for that I am going to turn it over to Charles Korn. Go ahead, Charles.

CHARLES KORN: Great. So on slide 53, what we’re showing here basically is let’s first kind of set the scale of how to think about ADP versus their public competitors. So on this page here, we have kind of the range of public competitors, you have Paychex on the far left they’re the SMB specific player, you have Workday and Ultimate, they compete with them in Enterprise vertical. Insperity and TriNet, these are their pure play PEO comparables. And then you have Cornerstone, they are a small, kind of, West Coast-based HCM player, they actually partner with ADP in certain instances. We will come back to that. Then you have these regional guys who Brian mentioned earlier, Paycom and Paylocity. There are two competitors, Chronos and Ceridian, who are not on this page because they don’t have public financials but this is kind of the landscape.

The first observation is one, ADP is massive in comparison on a dollar-of-revenue basis. They are the scale player in this industry. The second observation is the pass-throughs. So you can see the impact on the green bars, that, kind of, white space above the green bars, that is the pass-throughs of what a pure play PEO looks like — it is roughly a 3 to 1 ratio. For ADP you can see on the far left they have also significant pass-throughs that most of the other competitors do not.

The last thing I will point out on this page, at the far bottom, we’ve tried to estimate what ADP’s revenue in each underlying sub segment is as it relates to the competitors and the point is in aggregate they are massively scaled, and then on a sub segment basis they are also very large relative to each of their underlying competitors.

Moving forward to page 54, what you will see here is we have taken the revenue from the prior page, this is the net operational revenue excluding the float, excluding the pass-throughs, and then we spread this over their underlying employees. ADP has 58,000 employees. Now, Paychex, for context, has under 14,000. So when you take this, the net operational revenue, you can get a proxy for how many dollars of revenue — well not a proxy — you have the answer for how many dollars of revenue each employee is generating. For ADP, that’s 161,000, that’s actually a bit lower if you exclude the PEO all together, which we think has higher relative productivity. We estimate for Employer Services specifically, it is closer to 153,000. Now, when you look down the line here, you see that they underperform their competitors basically across the range. Paychex at 214, Ultimate at 209. The only guys who are slightly lower is Paycom and Paylocity and again, on the prior page we explained ADP is literally in excess of ten times as large as them on a sub segment basis. The significant underperformance on efficiency. One way to think about this is if you are generating $153,000 per employee, you think of the average employee on a fully costed basis with benefits and so on and so forth is, you know, $70,000 let’s say. The delta between those two is the opportunity for profit and then you still have to subtract from that all the R&D the corporate overhead and the other non-human kind of a labor intensive elements to the business and so they are converting that 2 to 1, if you will, whereas most of the competitors have a much better conversion rate which allows them to earn higher margins.

Moving to the next page, page 55. So what we will see here is, what is fascinating is, this number has not really changed either. So in the far left here, again, we come back to the ‘09 because we have good disclosure relative to the sizing of Employer Services at that period of time. You see that revenue net operation —

MR. ACKMAN: By the way, is that the last time we had the disclosure?

MR. KORN: On a specific client account basis being able to back out CDK that is best starting point, if you will.

MR. ACKMAN: Thank you.

MR. KORN: So on the far left you see that net operational revenues expanded an aggregate 55 percent, which looks great. But head count has expanded 53 percent, so you have essentially flat labor productivity over the past eight years or so. And, for context, rate this is a business which should have significant operating scale and is a technology business in theory and you basically see no kind of operational leverage in the business on a labor basis.

MR. ACKMAN: And look, even the CEO appears confused by this. He was asked a question about this on CNBC just last week. He said “Our employee growth has grown slower every year since I’ve been CEO at about half the rate of revenue growth.” I think that is only because of the distortions created by the gross-up of the PEO business.

MR. KORN: Yes. On page 56, drilling down a layer, we think this page kind of tells the story here to some extent. What we have done here is we have laid out ADP’s gross profit versus the peer group. And we have actually adjusted the definition of gross profit to make them uniform across the peers. If you actually pulled open the K it would look like they have a lower margin then they actually do on a gross profit basis because of some definitional issues.

On an apples-for-apples basis, they have a 60 percent gross profit margin, net operational. Yes, we think it is closer to 58 percent. And then you look down the line here, Paychex is up at 74 percent. Ultimate same number on a recurring basis. Even Paycom and Paylocity, the small regional players, 85 and 73 percent gross profit margins, respectively. Something is wrong.

One other note, on this page what we have done there on these grey bars, some of them kind of have a grey cap, if you will, the reported gross profit margins for some of the peers they will strip out the implementation revenue as discrete from the recurring revenue. And we’ll talk a little bit more about this, but the reason why that is important is when you onboard a new customer, you have significant upfront implementation costs and variable sales commission and then you essentially create an annuity-like stream as you hope to maintain that customer for 10, 15, 20 years. So, the recurring customers have a much higher margin then will look on a blended basis. And when you have a fast-growing competitor like Ultimate, it burdens the P&L. We are going to talk more about this.

So 57, if you said just on from the prior pages, simply if you could achieve peer-level productivity and there’s multiple ways to think about this. But either peer-level productivity on a per employee basis or closing the gap on a gross profit margin basis it would suggest a 1.3 billion dollar gross profit uplift on the current base of revenue. Very significant. It doesn’t include other “below the line items” which we are going to talk about little more about later in the presentation. One small note: we think this is largely isolated to Employer Services. We think that is where the opportunity is. We are going to drill in more on that and we are going to drill in more on the business mix shortly.

So 58, what does this mean? So we demonstrated the operating profit on a fully costed basis, excluding the float, it’s approximately 19 percent from in Employer Services. That is the real delta verse what we think the potential here sits in the gross margin line item. We see no reason why ADP shouldn’t have gross margins well into the 70s percent range. We see some additional opportunity which we are going to talk about, we’re going to explain, if you do this, we believe that the “HCM” staff type revenue should have mid-30s to kind of approaching 40 percent type margins. There is some lower margin kind of BPO business. We adjust for that mix. We are going to talk more about this. Although, then the company should continue to benefit from scale when we think out multiple years we think about the profit opportunity in fiscal 2022 that largely offsets the drag. And so we think that long-term the margins can be kind of in the 35 to 40 range. We are going to dive a little deeper now.

MR. ACKMAN: Actually, one point I want to make on this page. You notice that we are not assuming any change in R&D spending. We have put a little squiggly line. So we go from 7 percent spending of revenue on R&D to approximately 7 percent. We’ve, as shareholders, open for that number to go up. If the right thing to do is for ADP to accelerate R&D spending to catch up to its competitors, they should do it. We do think, however, that the R&D expenditures here are not efficiently deployed. There is a huge amount of money wasted or required for legacy spend because they are taking so long to make these changes. And, also, we think the company, for various reasons, has had difficulty recruiting best-in-class talent on the software development side. You know, again, think of the Googles, the Amazons, the startups and ADP is just not viewed as a place where the Stanford University graduate, top of the class person wants to come work and develop technology, and they have to change that in order to solve the problem. But one phenomenal technologist is worth 100 X mediocre people.

MR. KORN: So what we are going to do now, the way to think about ADP it’s really of an S&B business. You have a mid-market business, you have this Enterprise business, you have an international segment. And ADP is really the sum of these parts. We are going to dive in and talk a little about each of those pieces and how to think about the margin potential. Flipping ahead to slide 61. This is important. So we are not trying to estimate what the current margins for these business are. The company knows the answer to that. They could release that if they wanted to. We have some views on what it is likely to be. But what we are really trying to answer is, what is the structural potential for each of these various sub segments? What is the opportunity? We’re trying to answer that question and then we are going to overlay that against the revenue base there to estimate what the profit opportunity is in each of these sub segments.

So starting 62, let’s talk a little bit about Paychex. We think this is a perfect comparable for their S&B business or about as close to perfect as you can get. Both are mature industry participants. They have similar kind of growth rates. They both have a service bureau legacy background.

A little history stat, Paychex actually had, kind of, 20 percent operational margins in the late 90s. That subsequently expanded to 32 percent by 2001 and 38 percent by 2013. They have a healthy mix of payroll and HRS, or human resources, their term for Beyond Payroll or beyond Payroll and BPL. They have a large ASO, so this is their fully outsourced business that is not a co-employer. Think of the PEO type service without a legal co-employer relationship. ADP has a much smaller ASO but it appears to be quite profitable for paychecks.

So we think it is a great prompt. We also note some of the executives, former ADP executives we have spoken with have identified that their internal like-for-like benchmarking suggested that there was a 1,500ish type basis point opportunity for them to expand — I’m sorry — S&B type margin. We suspect that their S&B margins are significantly lower than Paychex today.

So 63, when you look at ADP in aggregate and you compare them against Paychex, you see that on the left here, the net operational revenue per employee, we talked about this earlier, 161,000 for ADP, 214,000 for Paychex. When you move to the middle box, gross profit, adjusted gross profit margin, 60 percent per 74 percent, you know, a huge delta. When you drill down to the EBIT, it becomes extremely stark.

So, ADP is, kind of, 22 percent if you include the profitability of the PEO but not the pass-throughs. Again, it is more like 19 for Employer Services only. And then Paychex, you see, is 41 over here, excluding the pass-throughs on a like-for-like basis. So, we see enormous opportunity.

64 is interesting on the left side here, if you actually rewind a little bit and you look at how this has trended over time, the labor productivity point, they actually were pretty similar, you know, ‘08, ‘09 type timeframe and Paychex diverted pretty significantly from the 2011 period and has achieved a 4.5 percent issue labor productivity CAGR over the past six years. On the right chart here, you see they were 158,000 per underlying employee, that is 214 today. Whereas ADP has basically gone sideways, 159,000 now is at 161,000.

So wrapping up S&B, we think that S&B is kind of a mid 20s percent of Employer Services revenue, approximately two billion dollars of operational revenue. We think that their retention is actually probably slightly better than Paychex. We think that on a mix adjusted basis, they have a smaller ASO which is perceived to be lower margin then that kind of core payroll and HCM. So we think there is no reason why they shouldn’t be earning Paychex type margin in their S&B at 41 percent.

Now, the next page is quite powerful, so let’s take a step back for a second. If they were earning 41 percent S&B Paychex type margins on their S&B business, ADP’s S&B business with approximately two billion dollars of revenue, that would imply that the balance of Employer Services is earning a 12 percent margin. We don’t think that is what is happening here. We think there is a huge opportunity to improve performance in each of the underlying segments. But the math just doesn’t work if they were earning Paychex’s type margin.

Moving to mid-market on page 67, so unfortunately there’s no great scaled pure pay comp. We have Paycom and Paylocity, these are the small regional rapidly growing public players. The relevant point here is the gross margins are off the chart. Now, they have a somewhat more simple service offsetting that, though, is ADP has enormous scale in this business. They are 10X type the size of Paycom or Paylocity. This is an extremely attractive market segment in our view.

We have spoken with a lot of former executives and what they actually have told us is mid-market exists in this kind of sweet spot between S&B and Enterprise where you have kind of moderate churn you still have pretty good pricing power. You have lower sales-intensity. You have good ancillary module attachment rates and you have a larger revenue base in a client that is to spread the service and support expense over.

So we are not convinced that this should be earning a lower margin than S&B. In fact we think it could earn a higher potential margin than S&B. And if you just take today, ADP’s SG&A and you layer that on top of Paycom or Paylocity’s gross profit margin, it suggests margins between 35 and 45 percent for this segment.

68, what we want to talk about here a little bit is coming back to this concept of upfront implementation of variable sales commission and then scale more broadly. The problem with benchmarking ADP is you don’t really have scaled competitors in each of the underlying sub segments. What you have is competitors who are much smaller and/or/well all of them are rapidly growing.

So on the left side of the page when you are growing quickly what you have is a high upfront implementation cost and you also have variable sales commission which burdens the P&L. And on the right side when you are subscale you are not spreading your R&D or G&A dollars over a large revenue base. So it compresses the kind of EBIT margins, if you will.

69, so what we show here is all things being equal on the left side of the page, so higher growth businesses generally have a higher OpEx burden as a percent of their net operational revenue. And on the right side of the page you know subscale less scaled businesses also have higher OpEx burden as a percent of their net operational revenue. Workday is a bit of an outlier because they are spending to expand into beyond HCM. The point is as a large-scaled slowly growing player in this industry, ADP should have the highest margins relative to all of these underlying competitors.

70, this is important. It’s a little bit dense the page. I think it warrants a minute or two. So we should talk about Ultimate. Ultimate today, in our view has kind of 11 percent margins. And we do not — we are expensing the stock base comp so we don’t add back the stock base comp altogether. If you did that it would look like 20 percent. We think the right economic margins are 11 percent. We are making one small adjustment relative to certain change in control payments. We footnoted that. You look at that margin profile, the question is not where is Ultimate today, but what would Ultimate look like if it was scaled and it wasn’t growing 20, 25 percent a year. So if you look at the top here, you say okay hypothetically, if it was growing kind of 3 to 5 percent, you know, a 97 percent retention which is pretty incredible. Take it to the gross margin, they actually give you what their “service gross margin” is which includes the implementation. It is basically a break even type business. The reoccurring gross profit margin is kind of in the mid-70s. So the composition of how much revenue would switch from implementation to service changes and so what you get is a mixed shift in the gross profit margin and it would rise from 62 to something like 70 percent. And then you when you go down the P&L they are spending approximately 25 percent of the revenue on sales and marketing today. A fascinating statistic, they only have 120 quota carrying sales reps which is ADP has something approaching 7,000. It is really quite incredible. So you’d see massive scale advantages as this business kind of decelerates and scales up in marketing. You’d have less variable commission as well. R&D you’d get some scale advantage. You’d get a lot of scale advantage in G&A. So one little statistic here if you open upon up the proxy, named executive compensation for Ultimate it’s literally 5 percent of revenue. And for ADP that is something like 30 basis points. It is insignificant.

So the point of the page is Ultimate’s scale, lower growth at scale we think would have margins well into the 30’s approaching 40 percent potentially.

Page 71, I don’t need to read these quotes but the point here is research analysts who cover this they understand this concept. They’ve talked about it, what do ultimate margins look at scale, 30 to 40 percent.

72, the company has actually been asked this question, what would your margins look like at scale. The company has been asked this question, and I will read this because I think it is powerful the top one, “Longer-term margins, two of your competitors have a little bit of a different margin structure. Paychex, high 30s, 40 percent. ADP, mid 20s. Where do you guys think you shake out over the very long term?” They say, “We look at Paychex’s business model and think that that’s one we can emulate as we grow over time. I don’t know when you get to, what is it, 35, 40. But we can see us steadily expanding margins for a number of years. That goal is to try and see if we can keep growing at 20 percent as long as we can. If you’re growing that fast, it’s going to be hard to expand the operating margins by a lot more. But at some point, I think we can get up there.”

And at the bottom same concept, you can see kind of margins in that 35 to 40 range and this is the CFO of Ultimate. So we think Ultimate is a good comparable, it was founded by an ex-ADP executive. They have been kind of building out their ultipro, their multitenant HCM fast offering since approximately 2002. When you look at their relative growth rate, where their clients are coming from, where they are winning, you know, customers are speaking with their feet and they are clearly doing something right.

Mr. ACKMAN: Actually another point I want to make here is the CEO of the company on CNBC said that when he was asked about the fact that we had spoken with 85 former executives of the company, he described all of them as basically disgruntled employees. What I think is important to look at is there’s an alumni network of incredibly talented people who have left ADP and have gone on to do fairly remarkable things running major companies and we could actually provide a list. I don’t think that they are disgruntled. I think they were disgruntled with perhaps the way the business was run and they left to go do it the right way.

MR. KORN: So 74, kind of summarizing what we think the business could look like in Enterprise here. First of all, this is their small segment. The company has said 20 percent of revenue. They also have a scaling Vantage product. But when we look at Ultimate we think that there’s a clear path for that business to have mid 30s to kind of 40 percent type margin. We think that is a slow growing scale competitor. In theory ADP should be there today. They are obviously not.

We include two additional data points on the top right here, Kronos, they are private but you can find some press releases they have a at 32 percent adjusted EBITDA Margin. They are an Enterprise player in time. And then Infor they already built a suite they do HCM but they have a broader kind of offering but they are highly customized build a suite. Enterprise player, they also have a kind of 30 percent type margin.

Mr. ACKMAN: Importantly I would say Kronos is also investing in a new HCM product. They are building out from time and attendance and they are also converting from on premise to cloud. So there is a lot of investment frankly in that 32 number. We have a case study in the back. We think it’s closer to 40, sort of normalized for a lot of that investment.

MR KORN: wrapping up this page, so the company does have some kind of structurally lower margin business, which does sit in this segment. In the back we have fairly significant detail on what we estimate that the magnitude of that business to be and what the margin potential is. The way we think about this is, a significant chunk should have mid 30s margin and then there is a chunk of it which should have high teens approaching 20 percent type margin. That drag will case the business to realize a lower aggregate margin but even including the drag we think this segment should have kind of 26 to kind of, approaching 30 percent type margins.

Page 75, so international. There is this misconception that international is structurally a lower margin. We don’t think this is right. When you think about their international business like what is that? You have a large in country domestic HCM payroll businesses. ADP has a large position, they have a very large position, they have a very large dominant position in Canada, a business in France, a business in Germany, the UK. We think these businesses should be quite high margin. It is not insignificant to say what does ADP look like in mid-market, you know, their kind of major accounts, if you will, and then just saying well, that business exists in France or the UK.

They have a large multinational product portfolio. This is their global U product. In their streamline, we have a case study in the back about how we think about the margin there. This product is rapidly scaling, but we think will have structural margins in kind of the mid 30s, trending out a couple years. And then they have some lower margin, kind of managed payroll and in certain growth markets really China, India, LatAm. Those margins will be — those markets will be lower margins but we think they are tiny. You know the company has described them as being kind of single digit millions, type of revenue.

The data points on the top right here that we will leave you with, NGA they actually provide sub segment country level margins.

MR. ACKMAN: Who is NGA?

MR. KORN: NGA, they are an international HCM player. They do a lot of managed payroll. They are not particularly well run and they have some legacy client issues of unprofitable business but they will break out what their sub segment in country margins look like. And what you’ll see is there S&B in-market business in the UK has at 33 percent margin. They have a pretty comparatively tiny business in Australia, New Zealand that has a 29 percent margin. And then P&A, this is an incredible comp. They are private equity owned but they have public financials on-line they have a 45 percent adjusted EBITDA margin. They have 42 percent EBITDA Margin. They also have a BPO business. So the notion that in country international HCM or payroll is not profitable is not accurate. We have some commentary here where the company has actually talked about how good their margins are in some of these underlying segments. So we’ll come back to this but we think that international should be possible.

So 76, this is kind of like a heat map, if you will, of where the revenue sits. It’s color coded by kind of segment and then how we think about the business. And the point is the vast majority of the revenue we think should have kind of 35 to 40 percent plus type HCM SaaS margins. We think that multinational and conceptually vantage and should be scaling to similar type margins but aren’t there today, and you have some pockets.

MR. ACKMAN: Just remind people what Vantage is.

MR. KORN: Vantage that is their Enterprise HCM product that Brian talked about earlier. You know they have a couple of hundred clients on the product. And then you have some low margin business which largely sits in national counter Enterprise and International. But again it’s a minority of the revenue. Pulling this all together, you know, with S&B we think again kind of Paychex like margins. There’s no reason why they shouldn’t be able to earn that. Mid-market, in a worst case scenario it should somewhere in between Enterprise SaaS and S&B SaaS which would be kind of 35 percent, if you will. We think there is a credible case that should be better than the S&B type margin profile. Enterprise, we think that that business is kind of mid 20s to 30 percent including the lower margin COS benefits, 401K, you know, Ultimate again targeting 35 to 40 percent margin. Another little comp WageWorks they actually just bought ADP’s COBRA business. They have 19 percent adjusted operating margin today. So the notion that benefits can’t be high margin, you know, is just inaccurate. And International again mid 20s to 30. So you roll this all up on a revenue weighted basis. Can you layer on the operating leverage the business should have. You look at fiscal 2022 again, this gets you to kind of 35 to 40 percent type margin profile.

Mr. ACKMAN: Charles, just remind us we have done this two way. We did by segments. We did it by taking basically the gross margin of the competitors. What was our conclusion, what page was that slide so people can refer to it, and well, forget the page. Someone had to pick that up.

Mr. KORN: 10 or 12 slides back. Basically it gets to the same answer. Basically, when you look at it on an underlying, you know, client size basis you get to 35 to 40 trying to do revenue mix adjustment. When you look at functional capability, you get to the same answer and it would say largely in cost of goods sold is where the cost opportunity is.

Mr. ACKMAN: Thank you.

Mr. KORN: So 78 the initial feedback, people’s initial reaction, you know, why doesn’t ADP have kind of great margins. They say, well, we provide service to our customers. We are going to talk a lot about this pretty shortly but we think the vast majority of ADP calls service is really product support which is compensating for kind of deficiencies in the software design and is having kind of a labor intensive layer overlay, if you will, which is hurting the margin profile. We think only a minority of what they are doing is true kind value out of service. One of the other things you might hear is they have an outsource business which is lower margin. First of all, we don’t think it is a very large part of this business. They talked about it being 200 million in 2010 and they aspired to get to 500 million. We are not even sure it is that large today, but even if it is we think that it could have margin today potentially in one with our corporate average which is 20 percent. So it is a drag on what the structural potential is but it is not a drag on the current margin profile.

The other thing, ADP has a large PEO. The company provides SEC audited financials with the PEO’s profitability. You can easily strip it out and look at the Employer Services on an isolated basis as we do and we don’t think that is kind of a good reason.

79, so here unlike Paychex only a minority of our business is SMB. Again, we went through this on the prior pages. If they were earning Paychex’ type margins in their SMB business the balance of Employer Services has a 12 percent margin. We don’t think that is what is happening. We don’t believe that Enterprise HCM SaaS for a mature scale business should not be high margin. And then international, again we went through this. We think these markets can be very profitable.

So, I will turn it back over to Brian to discuss the nature of the opportunity.

MR. WELCH: Great, thanks, Charles. So we previously described what we thought the profit opportunity was by really sort of P&L line item and we described that we thought a lot of the opportunity was in the gross profits of the business or the so-called COGS. What is included in that it is really the service and support costs, the implementation team, a lot of the implementation expense. All of the different competitors have slightly different accounting with respect to amortization of things like commissions and implementation but it is all sort of in the COGS of the business. There’s also all of the back-end infrastructure with respect to the product offerings, the noncorporate infrastructure with respect to technology all sits in COGS.

We see a lot of opportunity in each of these buckets. We’ve labeled them A, B, C, D, E, F. We are going to sort of go through this section by section with some speed here in the interest of time, but we see a lot of opportunity in each of these line items of the P&L. Sales force productivity we are going to talk about. Spending on legacy systems we are going to talk about. Importantly we think the time is right to extract a lot of this opportunity. The company has done platform migrations and they are sort of teed up for starting to make material improvements.

Page 83, we think there’s a big sort of misunderstanding with respect to what true service is. ADP frequently touts its service capabilities as a meaningful differentiator for the business. Again we have shown that some of the competitors are growing very rapidly and apparently aren’t providing service.

The substantial majority of what ADP externally calls service is really actually product support. And a lot of it quite siloed and designed, you know, basically to help offset some product and back-end deficiencies. So I will read a few of these quotes. “At ADP they use Service and Support interchangeably. They don’t understand that distinction. They don’t differentiate. Their notion of service is how quickly can we answer the phone, the number of one-and-dones, repeat callers, etc.”

Next quote, “What they call service is mostly support. The executives don’t necessarily understand this. They count as service. You tried to run it, it’s not working, walk me through how to do this again. Why are you calling the client in the first place is the real question. If you are talking to the client because something you are doing is broken, I’d argue you are not providing a service.”

We have actually spoken to executives that have looked at a lot of this internal benchmarking they said, “70 percent of all calls or cases are for Tier 1 type support. And if the product could be improved”, I won’t read the whole quote that they estimate internally that you can reduce something like 50 percent of the calls. And ADP is making up for this with a lot of support and a little more hand holding according to its executives.

MR. WELCH: Flipping ahead to page 84, we think this is a very key distinction. While ADP often cites its services as a differentiator we think there is really two buckets that should be thought of independently. Service is really true value added enhancements, which help the clients utilize the products. We don’t want to diminish this at all. We think this is an incredibly valuable piece of the business. The real value added services like compliance and tax and helping with filing preparation. To the extent it adds value and is differentiated it should really generate significant market share gains and/or higher prices. In other words, it should be paid for by the client and it should be show up in the economics of the business.

Support is very different —

MR. ACKMAN: Before we get to that, how would ADP rank in the first category?

MR. WELCH: They are quite good. The company does provide a lot of services. They do have a lot of expertise, and it is a great part of the business. I mean if there are areas of it, we don’t have all of the information internally, but if there are areas of it that are less differentiated you could consider looking at those businesses. But we do think it is valuable to provide expertise to your client for sure.

MR. ACKMAN: And my understanding ADP is actually the best in this regard.

MR. WELCH: Yes, they are good. Yes, very, very good. With respect to support, frankly support is valued detracting. People don’t want support for the products, they want the products to work. And, you know, a technologically advanced intuitive and self-sufficient product. Frankly think as a consumer how you interact with technology daily. You are very rarely calling a support personnel at any company. You would like the product to work. If it doesn’t work, you may want to see a video tutorial or a more sort of economically, an efficient means to kind of get your problem solved. You certainly don’t want to be calling a call center and waiting for an hour. And frankly the company’s structuring with respect to its service centers we are going to talk about this is quite disjointed so you end calling multiple different places. You are passed off from associate to associate. And that is a material problem.

Flipping ahead to 85, again some of this is a function of the legacy acquisitive nature of the company. But the company’s service footprint is really overstaffed and its quite spread across the country. We understand that quote sort of service but support related head count is a material percentage of the head count of the business and, you know, we have some quotes here from former executives that said the look biggest opportunity is to deliver your product in the 2017 manner versus the 1987 manner. That is a little colloquial obviously. We don’t think there are 1987 capabilities but excessive percentage of the head count is necessary to differentiate on service. Competitive products are designed for self sufficiency. Again many of the analysts that cover the company don’t cover companies like Ultimate but their high quality technology offerings are really winning a lot of share. And we think there’s better route to market that provides all of the value added service, that provides much better technology and a lot less of sort of support which is value detracting.

Flipping to the next slide the company has a very sprawling and subscale current service structure. They have about 10 million feet of real estate in 143 locations throughout the United States.

MR. ACKMAN: Actually, I’m a real estate guy let me just comment this was the slide that got me particularly interested. I mean this is you want to see an example of an legacy structure. This is supposed to be a technology company. Compare this real estate footprint to Workday’s real estate footprint, it’s extraordinary. The only thing positive I can say about this page is about 40 percent of this is owned and supposedly the locations are near major highways and so there may be an asset here which we could monetize.

MR. WELCH: So page 87 the company has recognized this somewhat. They have announced a service alignment initiative where they are going to move to some higher scale sort of world class service facilities. But they haven’t really committed to investors what the improvements in efficiency or dollars of profit or margin will be from this initiative, nor have they really committed to what the improved service will be for the client.

Next item if we look at implementation teams, we think they are significant opportunity. The company’s implementation teams today are very labor intensive. They are generally siloed by product, which precludes operating leverage and again is not favored by the clients. If you read a lot of the product reviews or speak to clients they will tell you that they have multiple, multiple touch points when they are going through an ADP implementation. We were actually told about an internal study that was done in national accounts that said 38 different people touched the customer. And a lot of that is because, you know, the various different products the company acquired over time or capabilities they acquired are largely siloed. So there’s a different person for benefits. There is a different person for payroll. There is a different person for payroll. There is a different person for time and attendance and that is what you see here in a lot of these quotes.

With respect to automation there’s a quote here from a former executive, “ADP automatic. The irony of what ADP is doing is they are often keying data in manually. That is essentially what many of these people in implementation are doing.” We think there are opportunities that have been frankly studied internally to really automate more of this and use modern tools to again become more efficient but importantly reduce the implementation timing and error rates and really sort of provide a better experience to the customer which will help drive growth as the competitors are doing.

Competitors also outsource and allow third parties to assist with implementations. Now this is something we think the company should study and explore. You get sort of free referrals, if you will, with your partners. But it also allows you to complete migrations and do other things in a way that is timely and appropriate, and it’s an interesting, you know, strategy that the company ought to explore. But the legacy architecture here with respect to the implementation teams remains quite disjointed. There are multiple different teams within each of the verticals again largely due to the historical structure of the business, but there is very little shared resources because of it.

Looking at the back-end infrastructure of the company we think is quite interesting. On slide 91, you will see the payroll structure or product architecture as we understand it today. The company non again we’ve color coded this by market segment, but the company has multiple different platforms, particularly when you look at the Enterprise market where things are sort of most dysfunctional today. They have basically six different payroll platforms in the up market. In the mid market they still have some legacy customers on their old legacy platforms. All of these platforms, not all but most connect to the company’s old auto pay and a sort of main frame base payroll system. We understand that the company is working through a project to sort of rebuild that payroll system and modernize it and we will talk about that in the coming slides. The run small market product is actually on its own payroll engine which was a derivation of kind of a 15-year-old product that they tried to launch with Microsoft and then sort of ultimately transitioned into what is today the run product. So a very complex product architecture when you look at this. There’s a business here on the right, as an example ProBusiness payroll it’s kind of its own little payroll engine. You know small subscale business runs on its own. Every time a tax law is changed etc., you’ve got to rewrite it for every one of these boxes. Very inefficient.

MR. KORN: I think the other point to make on this page if I could just make one more is the code. So, you know, ProBusiness is written on FoxPro. We understand that the global view product is actually premised on SAP code. It is really their IP. And then most of the Enterprise products we understand that they are all basically derivations of one another and that is premised people soft code from kind of early to mid 90s. And so the code itself is a bit of a Frankenstein which Brian will talk to you.

MR. WELCH: Again, this also relates to an issue in terms recruiting, how many people coming out all of the best engineering programs are trained in FoxPro or COBOL?

MR. KORN: Almost none. I mean there has been a lot — over time frankly you lose support for some of these things from some of the vendors. So it becomes a problem. These legacy types of issues can’t exist forever.

Page 92 looking at the back-end payroll engines, I won’t spend a lot of time on this because we’ve mentioned some of it on the prior page.

MR. ACKMAN: There was a very good quote I think it is worth reading. Why don’t you do that on the top of the page?

MR. WELCH: Yeah, I will read the quote on 91 because it is worth focusing on. “ADP isn’t focused. They are trying to do everything, to everyone, everywhere. They go out fast and dirty. Under the covers there’s no authoritative source code for ADP. It’s duct-tape and bubble gum. Oh, and by the way, we have multiple instances of many of these products. And then all the legacy products, ADP refuses to turn anything off. ADP has what’s known, as a massive amount - a massive amount of technical debt.”

There is back end payroll engine sort of issues. I won’t go through all of these because we have gone through some of it, but it’s really sort of a multidecade old inefficient kind of legacy system. We do understand the company is working on a new next gen payroll engine and that that has been under way for a number of years, but the current auto pay system is really kind of a spaghetti of code written overtime. It is largely in COBOL, which is quite dated and old. Actually the government recently thought about getting off of some of their COBOL systems and was meeting with technology leaders to try to do that. But it’s very hard to find the right engineers and programmers. In today’s day and age it’s really only very tenured sort of older engineers that can work with a lot of this. But importantly, the current system has some limitations with respect to client customization. You know, it has to have sort of add ons and other mechanisms built into the payroll engine to allow for proper efficiency.

Page 93, there is a lot of product complexity particularly in the Enterprise market which hasn’t been addressed. And, you know, it’s been sort of an issue that has been known frankly for a number of years. But the Enterprise market is really ADP’s most dysfunctional business segment. They go to market with many overlapping and often sort of competitive products. They’re frankly not really marketing many of these anymore. They are trying to roll all of these into sort of a Vantage wrapper, if you will, that is largely kind of a front end that sort of sits over a lot of legacy historically siloed products. We think that offering, as was shown previously is not really gaining a lot of traction and it may be pretty unprofitable frankly for the company. We do understand they are trying to build the next generation Enterprise HCM product to roll out sort of as a replacement for Vantage. Again we talked a little bit about the urgency of transitioning the business and what the risk to the status quo is. But every year that goes by without sort of a world class product you lose pretty significant economic value.

There are some lower margin labor intensive pieces to this Enterprise business which Charles has talked about, but a lot of these products are basically managed individually. And they actually have their own P&Ls and GMs and dedicated service and support teams which is a pretty important aspect to think about when you think about why this business is earning what it earns today and what its opportunities should be if it were properly integrated.

Payment 94 this is our best attempt to actually put together a product map. We’ve had to speak to dozens of individuals frankly to try to get sort of a pretty complete picture of the what up market looks like. The Enterprise product map is quite complex. We’ve tried to make particularly the payroll boxes relative to the size of the actual underlying revenues but they are six different payroll engines or six different payroll offerings I should say.

With respect to benefits, again six different separate systems. Some of these, you know, capabilities frankly in the red boxes were then sort of packaged into Vantage which is sort of the front-end wrapper for the things that sit behind in the red. The company has multiple different reporting and analytics tools as you see at the bottom of the page. They have outsourcing capabilities that sort of sit over these products. It’s really quite a mess. And the issue is you are then spreading your investment dollars over multiple different products. You obviously have got a very inefficient organization servicing all of these various different capabilities and that leads to very, very material efficiencies.

MR. KORN: I would like to make one additional point on this page. So ADP also has a history of acquiring products which they then subsequently let die on the vine and then seek external partners. So the best example of this is Virtual Edge. Our understanding is they bought this product. They effectively couldn’t integrate it or weren’t able to kind of adopt. And then subsequently went out and they now partner with Cornerstone for their iLearn which is I believe a component of Vantage. And similarly they use the Kronos eTime product which is kind of running with vantage despite they have their own product timesaver on demand.

So the point here is they buy products they are actually not even able to use some of the IP that they buy and then they go out and partner and they are paying a royalty externally presumably. So you can understand the cost of poor innovation.

MR. WELCH: So what does this lead to as you look at other back-end sort of infrastructure —

MR. ACKMAN: Actually while we are scaring the s*** out of the shareholders, Brian, why don’t you from a customer perspective very much focus on the back-end which is invisible to the customer to a great extent. Maybe you can make a comment about, you know, we talked at the beginning that they had a strong product in the small market, they had a strong product in the mid-market. They are in a strong position in terms from a client facing perspective. Really what this is it’s to make up for a problem with service and it is far from ideal obviously in terms of the way they run the business, you are exposing kind of the dirty hidden secret.

MR. WELCH: Yes, some of this is behind the scenes, if you will, a lot of it, but it does create some inefficiencies with respect to the product because you are having to connect all these disparate things in the background and that does lead to errors. I read a quote earlier about sort of clunky products and glitzy automations. It is not all like on one shared database. It’s not all sort of connected in the background, if you will, in a truly integrated seamless way. And that does cause some client facing limitations but it really causes a lot of in efficiency on the back end.

MR. KORN: And it most acute to be clear in their Enterprise product portfolio. If you look up peer type reviews for Work Force Now which is their mid-market product they are actually best in class. So the customer loves the work force now product, you just don’t have an appreciation for how much kind of manual work around or noise there is in the background to deliver that product. So again, to Bill’s point, we are talking about the areas of improvement, but from a customer standpoint, the run product has performed extremely well as does Work Force Now.

MR. WELCH: So as an example of what the company’s historical strategy has done to the inefficiency of the business, I’d like to talk about case study for sort of support tools, the so-called customer relationship management tools of the business. Because the business has been acquired over time and multiple different sort of products cobbled together, you end up with a service organization that is largely siloed and that has multiple different tools that aren’t integrated. The company has been trying frankly for a decade to integrate onto one CRM tool which is a non-premise tool that is somewhat dated at this point frankly. Each of the different service organizations had their little own home grown widgets and manual workarounds for each office to sort of carry out their capabilities. It is not all on one efficient system. A lot of these things haven’t integrated. By the time it does get fully integrated you are probably on a solution that isn’t best in class anymore. So again, it’s very hard to do these things very, very slowly and incrementally. But importantly this does not give the support team a unified view of the client. You know we have spoken to a lot customers that said when they call the service center their case is not sort of saved and then when they call the next time, they have to explain everything again to a new person who appears to be in a new location and doesn’t have all the of historic details of the conversations they’ve had with other associates.

I mean none of this is sort of world class on the back end with respect to what the client experiences which is very important.

MR. KORN: They are trying to address some of this. We understand recently they have gone to a pod type structure. So it is possible they are trying to tackle some of these elements but our understanding is that it’s still largely siloed most acute in national accounts.

MR. WELCH: So sales force productivity is another very meaningful driver. We talked a bit about grow trends earlier but we didn’t really talk about what that leads with respect to sales force productivity. But if you properly analyze the company’s net economic performance stripping out the PEO pass-throughs, stripping out client funds, you know, depending on whether you are looking at employer service of the total business you see dramatic declines in sales force productivity. The sales associates or quota carrying sales reps have grown frankly over the last several years alone from 5,000 to sort of 6,500. Last year they grew head count in the sales organization by 9 percent despite the decline in bookings. So they are growing sales resources very significantly and getting less and less per sales rep. Again a lot of this is not the fault of the sales force necessarily and we’re going to talk about that. But you really need — it’s as indication in our mind that we think the company is frankly increasing sales resources to try to offset some of the weaknesses in the underlying offering the company has. And that productivity should be much better if the company can fix some of deficiencies with the business. At the bottom we’ve tried to quantify what this could mean. There multiple ways to look at this. Either the sales uplift with a contribution margin or sort of if you can do the same sales with fewer head what would it lead to with profit uplift. And we’ve described that map here.

MR. ACKMAN: The other thing I point out is this not a good thing for the sales people either as sales productivity comes down. These are commission reps in effect and they can’t be happy because they are selling an inferior product and the company is trying to solve the problem by hiring more competitors in some sense for them. Sales people think to some extent that other commission paid salespeople are competitors to them. This is not. This is a very powerful indication, a 30 plus increase since 2014 in the sales reps tells you there’s something fundamentally wrong.

MR. WELCH: So page 98, we have shown some of this map before with respect to the gross bookings and how we estimate net bookings. Regardless of how you look at this or what the delta is between the gross and the net, and we have some detail in the back, we think the economic bookings of the company are coming down or flatish but the growth in the sales force has been very significant, an 8 percent CAGR over this time period. That is leading to pretty significant declines of about 20 percent in sales force productivity in recent years.

So how do you think about that, the company historically has talked about actually the opposite trends. They have tried to drive half of their bookings growth through additional sales heads and the other half through productivity per sales rep. So, you know, bookings per sales rep going up over time, sales force going up over time and that should lead to nice growth and a very profitable manager. Importantly is not enough to drive growth by throwing bodies at the problem, you need to drive growth in a way that is economic.

If you recall back on the slide where we showed the Paychex sales force gross, they are growing their sales force three to four percent and kind of delivering six to seven percent growth consistent with ADP in theory strives to do. Over time the company has talked about having the best direct sales force in the world. We think that can be true and many of the sales reps are quite good, but when we look at how they are doing relative to competitors on the next slide —

MR. ACKMAN: Before we get there, one other point I want to make. If you are at the top of the pile of sales people and you work for ADP and you see these trends, your interest in staying with the company is not nearly as good. You are going to get recruited away and you’re going to sell a better product and you’re going to make more money and that is a real threat to the best direct sales force in the world.

MR. WELCH: It’s much harder to sell Vantage then it is Work Day or Ultimate. So if you go to page 100 we’ve tried to estimate the sales force productivity again a net basis excluding the PEO pass-throughs. We’ve compared that to the competitors. You see Ultimate here that they have got 120 quota-carrying sales reps. There is a lot of sort of pull for their product. Obviously they are smaller but they are growing quite rapidly. The productivity really across the board, again the same we have shown in all the other analysis, ADP really trails all of their competitors regardless of the sub segment.

When you look at page 101, the companies talked about this historically and they have said look, there’s a strong linkage frankly between the productivity of the sales force and our technology and innovation. And for a number of years it looked like the company was actually growing, bookings in advance or in excess of the sales force growth. We think some of that was frankly due to ACA and a couple other tailwinds that were kind of out of the company’s control frankly. Recently these trends have turned materially negative. And at the bottom there is sort of summed by a quote from Carlos at the 2015 Analyst Day. It says “Ed’s job,” Ed was the head of sales at the time. “And our 5,500 sales force’s job is much easier what they have great products than when they don’t. It’s that simple.”

We think the sales force is smart, is goods is probably hardworking people trying to do their best but it is much easier to do.

MR. ACKMAN: Let me be very clear on that, I think it’s another very important point. We think there are lot of incredibly talented hardworking people who are extremely frustrated at ADP.

MR. WELCH: That is correct. So 103 we are going to talk a bit about the R&D or the so-called sort of systems development and programming expense of the company. The company today spends about 860 million dollars, this is both running through the P&L and capitalized expenditures and on systems development and programing.

What you see here is interesting that is again it is multiple of the competitors. You have the Enterprise competitors. We talked about Ultimate frankly they used to spend much, much less on R&D, they are ramping that. But they spend a fraction of what we spend on systems development and programming. Obviously they don’t cover every segment but even if you look at what we are spending relative to the competitors in every segment, it is an enormous number and you ask yourself why are we not getting best in class results with respect to product and technology. And it goes back the time sprawl of the business that we talked about before. And we’re going to show you that on the slide.

MR. ACKMAN: Well, it’s not just the sprawl, it is that ADP is not a place today where the best technologists want to come out of school and work. And if you look at the best technologist a lot of them are in their 20s. You know these are the people that the Googles of the world are recruiting and ADP is not high on the list in terms of where they are thinking about going to work today.

MR. WELCH: That’s correct. So if you go to page 104 you see the company has talked a little about this notion of sort of legacy spend versus kind of new true R&D. It used to be a 40/60 split, 60 percent legacy, 40 percent new. So they were spending a little over 300 million dollars on the legacy maintenance of the systems. About 220 million dollars on new R&D, if you will. Fast forward to today they are spending more and more on the new R&D bucket but they really haven’t cut any of the legacy spending. So there are really two opportunities here. One, we think the company should be cutting legacy R&D spend if they can fix the business and fix some of the deficiencies and start to address some of the back-end issues and clean up the business. But number two, the 560 million dollar number on new spend that we estimate is a very significant number to Bill’s point. You know when you look at what Ultimate is spending. We actually estimated based on some conversations with some Workday folks what they spend on their HCM only product. Now both of those numbers for Ultimate and for Workday are kind of in two hundred million dollar range. That is where the bulk of the R&D dollars for ADP would go. But the result you get out of that is a function of, you know, the organization you build, the culture you build, the talents you can recruit. We are going to talk a little bit about that in the coming pages. But they are spending a lot obviously both on legacy and on new development.

Page 105, we try to quantify what you know cuts to what some of the legacy system’s expense could yield. It is pretty simple math obviously but if you could some of the legacy spend it would drive pretty significant profits. We do think the company may need to increase some of its near-term spending frankly on some catch up spend if you will. But spending some capital to really integrate numerous acquisitions and all these disparate platforms, spending on some significant upgrades to the back-end infrastructure, really building world class Enterprise HCM product. Again we understand they have been doing that, it’s several years delayed, they are just rolling that out to Beta clients. And it is again it’s not happening at sort at the pace and with the result that it should if ADP can really build a true technology company and build world class offerings.

Next section we look at the corporate structure of the business. We do think it is quite bloated inefficient. The business has largely siloed over time. There are actually multiple different headquarters for each of the business units. And each of the business units effectively operates in its own little silo. They may have a lot of their own staffing and sort of business structure across each of these business units. So when you think about resources that frankly should be shared and leveraged across the different businesses, they are largely all independent. And the business unit leaders have their own P&Ls which creates duplication frankly with respect to resources. It’s not sort of shared across the business. That makes it very hard to share insights, you know, and leverage the scale of the business. Frankly underneath that structure which we will talk a little bit about later there are actually individual silos for each of the products in some circumstances particularly in places like Enterprise where they have their open P&Ls. And all of this creates duplication and really access management layers and organizational complexity.

We have spoken to executives that have worked on kind of organizational structuring projects. And at a period of time a couple years ago the company had about 11 layers of management. They were trying to get that to about 7. They hired a consultant to help them with that. We were told some actions were taken and then a few things creeped back in. It’s not clear what kind of progress they have made here. Paychex has four to five layers. Their business is a little bit simpler in some respects but there is definitely opportunity to clean up the way the business is run.

MR. ACKMAN: It should probably be something like five.

MR. WELCH: Yeah, five to six is what we have heard.

MR. ACKMAN: Five. I like this, this is a real estate page.

MR. WELCH: So if we look at the company’s structuring a lot of this again is legacy. But where the various different business units headquarter and where are the leaders of those businesses sort of leading their teams. There are three different headquartered buildings, if you will, in New Jersey. We will show you that on the following page. But the Corporate headquarters is in Roseland. The mid-market and the S&B headquarters are a couple of miles away, we will show you that. But the Enterprise business is actually based in Atlanta. Again, largely a legacy issue. The PEO is based in Miami. Largely a legacy issue. The value add and tax business based in California.

MR. ACKMAN: When you say it is a legacy issue, that is because they acquired the business and that was where it was located.

MR. WELCH: In some circumstances they acquired the business and that is where it was located. In some circumstance literally the person running the business wanted to be in a certain region. And so now they built out all of these resources —

MR. ACKMAN: For personal reasons?

MR. WELCH: For personal reasons otherwise, yeah. And so they built out all of these resources and now the business is managed from all over the country which makes it very hard again to integrate the businesses and sort of leverage the scale.

The next page we show is sort of a zoom in of the map of New Jersey.

MR. ACKMAN: You said it was a couple of miles apart, six to 7 miles apart.

MR. WELCH: Yes, four to seven.

MR. ACKMAN: We are moving our firm so that the entire firm can be on one floor of a building in Manhattan because I think culturally it is important for a firm. Imagine trying to run a business where you are seven miles apart and it is a 20, 30-minute drive depending on the level of traffic. How can you possibly communicate work effectively? Why would you ever set it up this way?

MR. WELCH: Yes. The PO is actually based out of Miami and that coordinates pretty closely with or should be coordinating pretty closely with the small business and the major accounts. I mean it really doesn’t align how the business should be run from a client’s perspective and that makes it very challenging to produce the results you should be producing.

MR. ACKMAN: One of the gems of ADP is the PEO business. We talked about effective margins of 48 percent, economic margins, growth rates, historically in the mid teen. But interestingly this business today represents they’ve only reached two percent of the addressable clients at ADP, meaning there are many small business clients that should be PEO customers. We hired someone else to do our PEO, and we’ll talk about that with ADP at some point. And we still think they have a got a very, very good offering. It’s a great deal because you get in effect free high quality HR in exchange for because their ability to negotiate favorable health care rates. They should be way more than two percent of their addressable internal market let alone all the customers they can win from outside the business. It should be relatively straight forward to switch a client from being an internal client with a built of trusted relationship, a PEO relationship if you can create meaningful savings on health care, Workmen’s Comp, and provide a lot more resources and benefits. We think it is a real gem if you could run more effectively. Again, we’ve heard things about conflicts in terms of how the sales force is compensated. Go ahead, Brian.

MR. WELCH: Sure. So importantly we think the time is actually right for the business to start extracting some of this meaningful opportunity we have been talking about throughout the presentation. The company has migrated about 60 percent of their revenue in the S&B vertical and really if you exclude international the vast majority other than the Enterprise vertical have migrated to new product offerings that are versionless cloud-based offerings. So what we tried to show here is what the business kind of looks before the migrations, what it should look like after the migrations and what the outcome should be. And we do have a lot of detail in the back about how we think about the potential post migrations for the company. And aggregate we don’t think they have shown a lot of improvement. Frankly or it is being offset by deficiencies elsewhere because we have not seen significant uplift or commitments for significant uplift prospectively from these migrations which should be very, very significant. But going from systems with multiple logins and really disparate products and multiple versions of each product to what is a much more integrated offering should dramatically improve the performance of the business. Again absent back-end improvement some of this will struggle to fall to the bottom line.

MR. ACKMAN: I am going to talk a bit about the sources of the problem and then hand it back to Brian. So on the CNBC interview the CEO said he’s, referring to me, saying that somehow the company is insular and that people stick around forever and the people have worked for me have been around the company for a long, long time. What he is not aware of is that my team is almost entirely new from the time I became CEO. This is his team. What is fascinating is basically there is no one here that has worked for anyone else for well more than a decade. Average duration at ADP is something like 17, 18 years, 20. Wait I actually have the number in there. So average 10, 20 years at the company. And these executives I am sure they are all wonderful people but they are all within a few years age of each other, this is sort of a cohort of people that work together at ADP and promoted each other I mean in effect in the organization and Carlos now at the top of the heap. And you have to ask yourself the question, are these, is it possible that there’s no one outside the company that should play a meaningful role in the executive team of the company. And when you ask yourself that question of course the answer is there are a lot of very talented people who should be working here. And question is where should you be recruiting from. And the answer is the Workdays, the Kronos, the Ultimates, the SalesForce, the Googles, the Amazon, Microsoft, the Palantirs, the business process improvements and efficient operations, AlixPartners, JP Morgan, Danaher, GE. There is a lot of talent in the world. And you understand how this problem has happened when you look at the insularity of the organization. And organizations are like biological things and they have immune systems and one with this degree of insularity, someone comes in from the outside and they leave or they just get passed over because they are not part of the club. And I think that’s — and the other thing that happens is very talented people understanding ultimately how the business runs if they’re senior executive leaves. And you saw if you look at the departures over the last five or six years in terms of where senior people went and what they did and what businesses they ran and how they did, that is very very powerful, tells the story. The culture we think has to change. This is a very insular bureaucratic staid corporate culture it makes it hard for the company to recruit talent. The comments from the outside is it a insular company, outsiders don’t get ahead, outside views aren’t considered. An accounting and processing company, it’s not a technology or software company. If you look at the fortune 100 best companies to work for it is a list of the competitors of ADP. Ultimate is number 7, SalesForce is number 8, Intuit number 13, Workday is number 18. Notably, ADP is not on the list. And by the way, they used to be.

Next slide. Glassdoor is a website where employees go to tell the world what they think of their managers and looked at ADP versus these competitors, all of them. And if you look at ADP’s ranking on an overall basis where the employees are evaluating the company, they come in last place. In terms of approval of the CEO number 9 out of 10 only Paycom gets a slightly worse grade. In terms of approval of senior management, this is a big thumbs down by far the lowest rank. When we go to culture and values, ADP has the worse culture of all of the competitors. Would you recommend it to friend and the answer is no. At the bottom in terms of a positive business outlook this is perhaps the most dramatically negative story, the lowest ranking at 59 percent, below Paycom at 67 percent. The employees know the problem. ADP talks about employee surveys. When a company sends around an employee survey to employees to find out how things are going there is all kinds of incentives for people to say everything is great in order to get the right — make sure you get a bonus, etc. That kind of dynamic happens. I am quite familiar with it from other companies I have been on the board of. These are objective rankings and if you line them with competitors it makes the story very, very stark.

BRIAN KORN: We are going to talk here a little bit about the legacy organization structure and we will try and be efficient. Let’s roll up page 120. I think this is worth spending a moment on. This kind of corporate structure, if you will, the direct reports up into the C suite. Well, into Carlos. This is the C suite. A couple observations here. So one, they basically go to market and they continue to segment their clients based on the underlying employees of their client. And so it doesn’t make sense is the short answer.

The way to think about this is a product centric view of the word rather than the underlying employee. So you can be a 48-person company but you are in financial services and you happen to have an office in London and the work force now would be a better product for you or you could be an 80-person landscaping firm and run would be more than sufficient. And that is kind of the right way to segment this business and they are not doing that. We understand they are trying to break down those barriers within the sales force but it’s more structural.

They also, another example value added services, this is effective a utility or should be a utility that serves the other business unit. They run it as a business. You know, we don’t know if there’s transfer pricing or how that works but what you tend to see in these situation is you have misalignment of incentives where one kind of arm the corporate entity may be doing something which is detrimental to the rest of the body.

And so we think that this should be reviewed. It is an incredible amount of complexity here. There is this matrix structure. We will talk about that in more a minute.

121, what you see here and this is the best evidence of it. The products are actually speaking for themselves. The products are now starting to roll out like water, a stream kind of finding the ocean, if you will. They will go to where the client is. And Workforce now is actually sold across SMB mid-market, Enterprise actually sold into Canada and tied into the Canadian payroll system, but the problem with this as we understand it is that there is independent implementation and service teams in each of these businesses. So you could be selling Workforce Now and if you happen to be a SMB client or a Enterprise client, you get these Enterprise Workforce Now work implementation team despite the fact this is functionally a mid-market product and you should really have one implementation team servicing the product no matter the client size.

122, so what’s wrong with this? This is not client-centric. Our first quote speaks to that, you can read that. The second, this is more powerful, it contributes to excessive head count and duplicative functional capabilities. Here’s a quote, “Why are margins so low? Overhead, so many layers, so many inefficiencies with regards to the same people doing the same thing. Each product or team has its own duplicative organization. There are still silos.”

And then the last quote it incentivizes empire-building and in-fighting. This basically describes how you have a 49 employee client would suddenly become the 50 employee client, who gets that? Who shares that P&L And there is all this time and energy spent on intracompany allocations and fighting for resources between the business units. Each of these business units have their own finance teams. And we have heard stories that 20 to 30 percent of their time will be spent basically arguing for allocations into their segment. None of this matters when viewed in totality but the it’s the way this incentives is sent down to the business units that are causing this dysfunction.

123, so this is fascinating. When you actually drill into a segment you say well, what is the business unit the presidents own. They functionally only own implementation and support. Those are the real kind of hardline kind of responsibilities if you will. They don’t own general product or technology. So they don’t own the kind of P&L for the product. They really only own a small fraction of a piece of the pie here. And it kind of creates this incentive to build up the implementation and support but it prevents them from making transformational change and it prevents them from kind of driving the product, if you will.

Under 124, so there’s two quotes the first one here is this transformational change point. I think it’s worth reading. “There is a structural problem that the people who are leading the company are designed to lead service and implementation as the primary focus with a matrix for other functions. Other leading SaaS companies service implementation are utilities. They can matrix in. It is the exact opposite at ADP. If you only control service and support you will try to improve margin with that. You show 100, 200, 300 basis points and do it on the backs of people through some efficiency service tools. They are incapable of fundamentally transforming the customer experience from a service business to a SaaS experience, they don’t control the tools.” So the right thing to do for context would be to invest in R&D dollars. Well, the problem is Enterprise BU head doesn’t really own that product map and he doesn’t own that budget and he only owns a fracture the pie. The bottom point here is also drives suboptimal outcomes and this is a description how internal fighting for resources can cause again one part of the body to do something different than what is best.

So pulling this together rolling to page 126. We think about two scenarios which we modeled out here. So one kind of a status quo scenario. Let me talk about what is the same between the two cases first. One, the PEO. As Bill described we think this is gem of the business, you know, incredible organic growth trajectory. All volume based functionally speaking, significantly under penetrated as a percentage of either ADP’s client base or more broadly from an industry standpoint, we think the PEO is a great business and we expect it to continue to grow double digits in the future.

Client fund interest, a great business, we expect the float to grow kind of in line with Employer Services but what you are seeing is that you are seeing the roll off of some of the lower yielding maturities and so you are going to get pretty quickly a mixed shift into two plus percent type interest income earned on that book. And we expect that if you just roll forward the yield curve to rise to about 26, 27 by the end of our production period here again 100 percent margin, so it is actually pretty meaningful.

MR. ACKMAN: One point I want to make here in terms of the how the business mix has changed at the company. We owned this company a number of years ago, but call it 10 years ago, float income was 45 percent of the profits of the company, today it’s 15. The problem with float income is it has a cyclical elements, in the multiple you should have paid for the business 10 years would be much lower in light of the fact that if you had reasonable expectations for rates to go down. With rates where they are now, and a relatively small part of the business in float income it’s actually a higher quality collection of cash flows today where your tail wind is at your back with respect to the float part of the business.

MR. WELCH: So the two cases, the status quo case, we think Employer Services, you know, this concept of incrementalism will kind of grow in the low to potentially mid single digits if they can reaccelerate growth. We expect the PEO to have 12 percent head growth. The float it looks like a high number but it basically booked in the resetting of the rates. Drilling down to the margins, —

MR. ACKMAN: In terms of conservatism again the point on the PEO is we think it could grow much more quickly with the right organizational alignment.

MR. KORN: Down below status quo case the company margin of targets kind of 50 to 70 basis points of incremental margins a year, you know, we think they get to 21 potentially 22 type percent margins in a couple of years with the current paradigm. We are not assuming significant kind of incremental expansion of the PEO. Here we are reporting it on the gross basis consistent with their SEC disclosure just for comparability purposes. And the transformation case we are going to show you what it would look like if they did earn their structural potential, you know, 36 here. The range we really think of kind of 35 to 40. In the base case you get kind of $5.90 of EPS. Under the transformation case we think it is into the high $8 range.

So 128 is the status quo evaluation. What you will see here on the left side this is a EPS bridge. It is actually pretty broad base so you get revenue uplifts with drive, some EPS expansion. The float book we isolated separately. And then kind of the normal cadence of 50, 75 basis points. If you roll that forward to 2022 you put a 24 times earnings multiple on that you get a future share price. The company pays $2 or more than $2 a dividend you may get to that.

Rolling forward to 129 the transformation case —

MR. ACKMAN: That is a 9 percent compounded return on a base case.

MR. WELCH: Yes. Transformation case you get a very significant uplift in EPS driven by the margin expansion and also the accelerated growth rate which we talked about earlier in the presentation.

Page 130 think about valuation. We think that there’s also scenario here where you see multiple expansion to the extent that you have a faster growth rate better competitive position we don’t see a reason why this couldn’t trade at a mid or potentially 20s type multiple and you get into to $220 to $250 type total return. Very significant. The other things we would put out here is we are not modeling tax reform. Who knows if that happens. If that does that would be incrementally —

MR. ACKMAN: Not so incrementally. It is very material for ADP in light of the business.

BRIAN KORN: The other thing we would say is the economic mode here is very strong so unlike the commodity business that won’t be passed through to the customer. It will accrue to the cash flows of the business which is a very material distinction relative to a grocery store or other high tax paying businesses.

MR. ACKMAN: The HR companies are not going to reduce their cost of services because taxes go down.

BRIAN KORN: We assume nothing here for kind of a standalone big data initiative or otherwise. We think that’s a very real opportunity for this business and would be valued at a very high multiple.

MR. ACKMAN: So we are coming to the end of the presentation which I’m sure you are happy to hear, be a lot of material that we need to convey. I think this is probably the most stark way to explain why there is something wrong at ADP. ADP has a number of subsidiary businesses that they’ve sold off over time. One is their claims business, it’s now called Solara. And when they sold it 2005 it had 18 percent margins. So it was completed April 2006. By 2011 the margins were at 40 percent. You don’t feel good as an ADP shareholder when you sell a business and the person you sold it to in five years doubled the margin business more than doubles. CDK Global is a more recent case since we’re spending a little more time. There is a question from Lehman analyst back in 2007 asking about dealer margin. “Dealer margin is obviously doing terrific now that you’ve lapped Kerridge. Can you give us a sense, as you look out over the next few years, what’s the margin potential of this business? Does it remain substantially above the levels you’ve been reporting in the last couple of quarters?” The CEO at the time Gary Butler said, “Yes, again the business mode there is no different than Employer Services. Again, sans acquisitions or significant investments, we would expect the core Dealer business to improve its margin 50 basis points.” So there are clearly two or three more points of margin improvement available in the dealer market over a planning horizon. That is how ADP thought about the dealer business. Now it was spun to the credit of the company September 30, 2014 and a good friend of mine named Scott Ferguson runs a firm named Sachem Head bought a large position of CDK on the spin off. In June of 2015 they announced a business transformation plan to increase EBITDA margins by 1,300 basis points. And they now they are targeting an EBITDA exit margin in two years of 40 percent or above. And the question you have to ask yourself this was a two billion dollar segment of ADP and in a very short period of time it now is a standalone company. They are estimating 80 percent improvements in margins. Ask yourself what this says about the companies. This calls the question is in a great quote of CDK of the CEO “what we have done with the board is we said, listen, now is the perfect time for us. We are out 120 days.” It was just spun off. Let’s look at all of our margins and see if there are areas we could get a lot more effective. So leaning a process out from early days of design to where it might be today, leveraging technology that was not available perhaps in the past, using our capital appropriately for that technology I think is important.

Looking at our facility footprints. Are we optimized around facilities? And if we are not, what should we do? And if there are way we can improve our procurement we should look at that in a more strained eye to say that there’s areas in that area that we can improve.

How effective are we relative to service or implementation and are we leveraging all the technologies available? And, quite frankly, are there things, given the position we might have from a pricing standpoint, that we ought to look at a pace that we can drive more pricing power, or for that matter, be able to build a business that says in a sustainable way we can take advantage of some of the uniqueness we bring. All of these things are up for review and we’re going to take it in a mindful manner.

Next page. And they came in up with a transformation plan. I think it’s very instructive to take a close look at it. Item number one: migrate customers to latest software versions engineered to reduce customizations. Number two streamline installation and training process through improved technology, process, tools and workflow. Enhance customer service. Decrease resolution times through optimized case management and technology enabled intelligent, user-driven support. Optimize sales and product offering. Adjust sales structure, reduce product complexity, expand bundling, optimize discount management, standardize pricing. Simplify quote to cash. Reduce business completely through integrated go to market model that leverages an automated contracting process. SKU rationalization and streamline invoicing. Workforce efficiency and footprint, strategic sourcing. You get the point. This is a great action plan for ADP.

Fast forward what do we do here what we think is missing here let me make a comment when we took a look at the company and we looked at the board we said this is a group on the board of very talented very capable experienced people and we thought, I thought it would be relatively straightforward to convince this board that we can add some value onto the company. Unfortunately we were not given an opportunity to meet with the full board. We met with the chairman and CEO first and sometimes things get lost in the translation and it is what it is but we asked for a week to make this presentation to the board privately. We were not given that opportunity. So we were forced to make it publicly. That was not our first choice. But we are where we are and what’s needed here and you learn a lot about a company in terms of its insularity and how they respond to a shareholder activist. And I compare and contrast the response of their products, for example, for Chipotle for example recent examples of cases where we took stake in the business. We sat down with the management and the board of the company and we said here are some ideas, here are some thoughts and they welcomed us. I don’t know if open arms is the right word, but they certainly welcomed us and it’s been a very positive experience.

I have had tremendous experience at ADP. We are so early in terms of our relationship with Chipotle. There is a lot of work to be done at the company but we can add a lot of value. We think the first step here is adding a major shareholder to the board to get a shareholder perspective. And two new independent directors who have fresh perspectives and relative expertise. What we are not trying to do here is displace a particular board member on the board. In fact we think there is some very good recent additions on the technology side of the board of directors, some very talented people. But what needs to happen is a bit of a culture change in the board room. And this is really an opportunity for the shareholder to say, you know, we are unhappy with to the status quo. Let’s inject a new organism into the body here, a little bit of new DNA. And the result of that will be one, sending a message to the board that they are unhappy with the status quo and it will change the dynamic in the board room.

In every experience in which I have joined the board of directors or one of our representatives has, the dynamic in the board room changes dramatically. There is a major shareholder there that the board can turn to and say we are thinking about making this kind of an investment, this major investment, how do you think about it from the perspective of a shareholder. And at CP we took the CapEx from 800 million to a billion and a half in a very short period of time. That is a big move. It is not an incremental move. It is a major move but it was a very important decision for the company and without the benefit of a major shareholder of the board to test that decision with would have been harder for the company to make those kinds of moves. It is also a very comforting thing to shareholders to have someone in the boardroom thinking only from the perspective of a shareholder, you know, we never take board compensation, leave all of our fees, so our interests are perfectly aligned. The other shareholders will tell you shortly about the directors that we have in mind and why we think we are going to add a lot of value here.

Step two is the board forms a committee to oversee a transformation plan and does a real evaluation what is needed in order to fix the problem. We have done a lot of that for the board, but we don’t have the benefit of inside information and they can do that.

And then the board has to evaluate, whether the senior management here, the talent is — the company has talent necessary execute the transformation. That could involve some additions. That could involve some replacements of various members on the team.

Three is redesigning the management incentives and the compensation to align with these objectives. And again, one of the problems here really relates to the compensation structure. And again, I’m not faulting the board for this. This is a very traditional compensation structure for an S&P 500 company which compensates management for making incremental progress and actually disincentivizes them to make step change progress. You know if you are getting a slug of stock options and restrictive stock each year and you are going to be a CEO for 10 years you are going to get call it 8, 10 million dollars worth of comp, maybe two thirds of that is going to be the equity form. You would rather stock march up in a steady range so that each slug is granted at a lower price than if you made huge progress one year.

Now there is no — the compensation to management is capped each year. As a result there is no incentive to stretch beyond your target, exceeding the target to get the maximum compensation.

The four is actually laying this out for shareholders, the same way that CDK talked about the opportunity they saw, they set a margin target. They were going to be held accountable for meeting that target. They would announce their progress. They provided really good disclosure on how they were doing.

Step five of course is building a best in class human capital management, software, and technology company. Turning it over back to Brian.

MR. WELCH: So how do we think of this at sort of the business level, and what is kind of the transformation plan as we see it for the company? We think first the company needs to fix its corporate structure, its business unit silos, the whole matrix structure where certain functions are not directly owned by the business leaders that creates the complications that Charles spoke to.

There’s a lot of corporate bloat and inefficiency. We think they may need to accelerate some investments and necessary product and back-end improvements. Again, the aggregate budgets with respect to systems development programming are very high and are probably sufficient frankly for building a world class technology organization. But they really need to build best in class Enterprise market, HCM products, really improve the product automation, self-sufficiency and solve most of those Tier 1 issues we talked about. Improve the automation of the implementation team and many other processes. We talked about the customer relationship management systems and all the other complexities, but there are a lot of back end improvements that need to be made with respect to integrations and upgrades.

They can accelerate some product migrations and get customers off of the old legacy systems in the Enterprise vertical which would be an important part. You know, it’s only 20 percent of the business obviously, but we think that is an opportunity going forward.

MR. ACKMAN: There is just something I want to address. Some of the pushback I would expect people will say is, well, the company says to investors that we don’t want to push, force people off of old systems onto new systems because that exposes us to risk, competitive risk. And it is a very sticky business. There is significant painful implementations and transition costs. CFOs don’t want to direct a lot of resources to this part of their business. And it does create risk when you attempt to migrate a client at least for ADP. But think about what that means when the company says they don’t want to, they’re concerned about losing a client when they push them to a new product. What it is telling you is that the product is not adequate. If ADP had best in class products, the clients would be competing to get top of the list to switch from the old version of the product to the new version of the product. In fact, if you have inferior product to competition then you are scared of death of exposing yourself.

MR. WELCH: Bill, so one additional point so we understand if you look at product map for the customers in the Enterprise vertical, our view is a substantial majority of them should actually be on Workforce Now. So I actually think that there’s a scenario here where they have a best in class client-facing product in Workforce Now and the right solution here is to take 70, 80 percent of Enterprise customers and move them onto Workforce Now. And that would be a much less painful migration path and they could do that literally starting tomorrow.

MR. ACKMAN: One other thing that appears on the outside is that the company kind of slows its pace of migration. In the mid-market we are puzzled as to why company hasn’t completed that migration. They got a best in class product and looks to us, again from the outside looks like earnings management. It doesn’t seem to be any real reason why you wouldn’t want to accelerate bringing those clients in other than it might affect the quarter. But that is not the right way to think about the business.

And the point we are making here on page 141 is, you know, in some sense Carlos inherited the shackles of this company that had this unbelievable record of meeting earnings and beating earnings over a really long period of time. Raising its dividend every quarter. Carlos talked on CNBC and one of the things he was most proud of was that the company was a so-called dividend aristocrat, it had continuous increases every year in raising a dividend. Unfortunately when a company focuses on those kind of metrics they lose track of what business they are really in and what is driving the ability for a company to increase its dividend every quarter. And that’s really not where the focus should be right now. The company is at a competitive disadvantage, needs to fix its business. By the way, the good news is you have a totally unlevered company they should be able to continue to raise their dividend over time. But that is not something you should be focusing your energy on. In terms of we are prepared if it is appropriate for ADP to increase investments in R&D if that is the right thing to do. Our view is we think they are probably spending enough we just don’t think they are spending it as effectively unless they have the right people in development. But shareholders will be very supportive of a plan if they have confidence in a plan and there is appropriate disclosures.

MR. WELCH: Yes, the other thing I would just add briefly if the company does need to spend resources on sort of the transformation plan, they can obviously lay out what those expenditures are. It would be sort of one time in nature. They wouldn’t be something that people would capitalize and they will sort of roll off as you come out of the transformation plan on the true earnings power of the business with the transformation will be obvious to investors.

MR. ACKMAN: And then we will make a lot of money selling off real estate. So, a little bit. Who knows?

One of the problems here is disclosure. It has just been a major, major effort internally and I credit the team, and the team is largely the team not me but Charles and Brian who really lead this research effort but it was a bear to get to the bottom of this company and that is really because the company has unfortunately reduced disclosures to investors, relevant critical disclosures. But there’s no legitimate reason for the company not to disclose them other than it would make the company look like it’s not doing as well as it appears to be doing. So what do you need to do in order to advance the ball here? We need your support.

If we are in a proxy contest, we need your support for our nominees. The people who vote at the shareholder meeting have to own the shares by September 8th, which means they have to be purchased by September 5th. Every share that trades I expect over the next relative period between now and then will be a vote in favor of this plan.

In summary, we want you to elect a major shareholder of the board; in this case it would be me representing Pershing Square, we own 8.3 percent of the company, two new independent directors; and then he have the effect of sending a very powerful message to the management of the board that the status quo is unacceptable.

To be very clear, we never asked ADP for five directors on the board of the company. We gave them a list of proposed candidates for the board from which we were going to choose from. We chose two of those candidates. They never asked us whether we were seeking effective control, they never asked how many directors we were seeking to put on the board. They just asked for the kinds of people we were thinking about. We gave them the list. It’s possible they misinterpreted, but it pays to ask.

Let me tell you a little bit about Veronica Hagen and Paul Unruh, who are our two independent candidates. Veronica is an outstanding executive and, particularly, actually, you know, a woman of her tenure to be running a major business with private equity backing from Blackstone. Blackstone does not suffer fools. You know, they are a tremendous talent in the private equity world.

You know, it’s challenging in a good way to have them as a partner and she excelled with the backing of Blackstone. They bought a business, they kept her as CEO, I am told it was more than a 3X return for Blackstone investors.

But beyond that, she has had tremendous board experience including lead directorship roles, she has been chairman of every committee; and she is an extremely strong, capable — not a shrinking violet. And you know, the kind of person you want on a board in this kind of situation is someone who speaks her mind, someone who is very straight-forward, someone who is fair. She has all of these characteristics.

She also ran a business, with — basically a commodities business, didn’t have the luxuries ADP that has; and as a result, she is very expert in cost control and efficiency in extracting opportunities to run a business in a very lean fashion.

Paul spent his career at Bechtel starting actually at I think PWC and he was treasurer at Bechtel, then CFO, and then ultimately part of a three-person team that oversaw the business. As vice-chairman, he actually did payroll implementations among other things. Bechtel I realize is kind of an older understanding, a more dated understanding of the industry.

But one of the reasons why we brought him on here is he has been on the board of Symantec, which is a business-to-business and business-to-consumer technology company; but he was a member of a subset of the board that ran a committee to take $400 million of costs at a Symantec review, the CEO suite review, where they had the right team. We think that experience is extremely relevant. In this case, they ended up taking $600 million of cost out of the business.

Paul is chairman of the audit committee of Symantec. He is a financial expert. And like Veronica, I have known officially among friends, she actually calls herself Ronnie, he is fair and capable and says what he thinks, not the kind of board member who just sits there quietly. He will have a point of view, he will share it, but he has got a very nice style. I think he’ll fit very effectively with the board.

Why did we propose three directors instead of four or some larger number? The answer is we think there are a lot of excellent people on this board; and we think the addition of three members to this board will send the right signal, will be of sufficient enough change in the board. There are ten directors, so a subset, a minority of the board will change.

There will be a shareholder perspective, but I can tell you that the dynamic in the boardroom will change dramatically in a positive way. I attempted to convince the chairman and the CEO to do some background checks, personally talk to other people I have served on boards with.

In particular, I asked the chairman to speak to Seifi Ghasemi. Seifi Ghasemi is the CEO — Chairman/CEO of Air Products. We put Seifi on that board. Seifi became CEO, we have done a brilliant job, and we worked privately with that board sharing our thinking and deck similar to this one about the issues at Air Products. They took our advice and they ultimately hired Seifi. He has done a superb job.

We thought he would be a perfect guy to speak to John Jones as chairman of this company; and Seifi put a call in to John to tell him whatever Seifi was going to say about us. Unfortunately, John never returned that call.

We are going to go to Q and A, and we are going to give you guys a chance to take a bio-break. We will be back on line in three minutes. And then, while you are waiting, we will put up a list of questions that we have for ADP and then we will be back shortly. Thank you.

THE OPERATOR: Thank you, ladies and gentlemen. Your break will begin now followed by the Q and A session. Thank you.

(Pause)

THE OPERATOR: While you are waiting ladies and gentlemen, please be reminded, to ask a question please key * then 1 on your telephone. If you decide to (inaudible) the question, simply key *2. So key * then 1 on your telephone to ask a question. Thank you.

(Pause)

MR. ACKMAN: Okay. We are going to get started. So Operator Charles, turn on your microphone, make sure we are all good.

Just for the analysts, we do have an analysts lunch today. We are going to move that probably to 1:15, and that will give us time for Q and A and for you to get to the lunch.

Why don’t we take the first question, Operator?

THE OPERATOR: Thank you. Your first question is from the line of Jeff Silber from BMO. Please go ahead.

JEFF SILBER: Thank you so much, and thank you for taking my question. I really do appreciate the details.

I just wanted to play devil’s advocate here with one issue. You did criticize the company for I guess a buy versus build strategy, and then you criticized the company in terms of their R&D spending, how it has not been effective.

Wouldn’t it be better, or do you think it might be better, for the company to maybe purchase one of the competitors you highlighted, like an ultimate — like a workday? I am just curious of your thoughts on that. Thank you.

MR. ACKMAN: Look, that is a potential alternative that should be looked at seriously.

MR. SILBER: I think the benefit — one, I think the talent infusion would be interesting in kind of acquiring those capabilities. To be fair, the company hasn’t had a fantastic track record of M&A. But I, you know, think there are a couple of private equity-owned assets out in the marketplace and —

MR. ACKMAN: Here is what I would say. To be clear, I think if ADP today bought one of the competitors, and the culture and the management issues and the other things we talked about didn’t change, all that would happen is you’d destroy the company that was acquired.

If the acquisition was, in effect, a merger and the DNA of that company became the DNA of this company, then you could have something very, very interesting. But it wouldn’t happen under the current —this company couldn’t be running that business. It would really have to be that company, in effect, running ADP.

MR. SILBER: Yeah, there could be obviously some antitrust considerations and all sorts of things with a direct competitor like that. But there are also, you know, some very interesting companies that have been very innovative, you know, when you look a little bit farther than kind of the core HCM payroll, so it’s certainly some interesting opportunities.

MR. ACKMAN: I think there is an easier way to get there, there is a cheaper and easier way to insert DNA into a company. It revolves around the leadership question.

MR. SILBER: Okay. Fair enough.

Thanks so much.

MR. ACKMAN: Next question?

THE OPERATOR: Thank you. Your next question is from the line of Mark Marcon from (inaudible). Please proceed.

MARK MARCON: Good morning. Thanks for taking my question, and thanks for the thoroughness of the report. It is quite comprehensive.

I am curious, in terms of your discussions, you know, with Carlos, to what extent do you think he disagrees with the goals that you’ve outlined?

MR. ACKMAN: My guess is he doesn’t disagree with the goals.

MR. MARCON: Why do you think he probably wants to take a slower pace?

MR. ACKMAN: You know, look, I approached the management question with a completely open mind, and we always do as a firm. Just by way of example, you know, in Zoetis, Zoetis was part of Pfizer, it was spun out, it had very — an inefficient company. And often to change the culture of a big organization, it is very difficult for the guy who is running the company to make that kind of change. And that’s something we are very aware of and something I was very open with Carlos about.

At the same time, you know, with the right mindset and with the right leadership and with a bit of a wake-up call, the CEO can do a superb job. The right person can do the right job.

We were welcomed by the Zoetis management team, Juan Ramon Alaix, took us quite seriously and he has done a superb job; and he stayed in his role and the company’s done great since we bought a stake in the business.

You know, other cases like Canadian Pacific, we got the kind of, you know, like we were a virus coming into an organism, and they did everything they could to keep us out. And, as a result, we were forced to run a proxy contest. We replaced just shy of a majority of the board, we brought in a new management team. They completely changed the culture of the company. And it’s a very analogous situation at least in terms of the way we were treated here.

And my optimism is that we think the facts are stark, we think the board is comprised of intelligent, capable people; and we think that there was some, at best, miscommunication. I am not convinced that what actually took place was conveyed accurately to the board.

And as a result — you know, the company put out a press release saying that we were seeking effective control of the company, they were seeking to immediately fire Carlos and that — what was the third? Getting the third thing, what was the third accusation? Oh, that we wanted a 30- to 45-day extension, and none of those things are true.

And by the way, if I were on the board and someone said they want effective control and fire the CEO and delay your meeting, you know, the deadline, 45 days, I would have done exactly what they did.

But those are not what we asked for. We never asked for any director — you know, to take effective control of the company, et cetera. So I think this thing got off on the wrong track.

What I hope is that, you know, and I think the shareholders today, their fear is that this thing is going to be a couple-month, several-month fight, and it’s going to be distracting to the company. We have laid out a lot of dirty laundry about the business, which was not our first choice. Our first choice was to share this with the board; that the board will take this very seriously.

And, what I can say from an optimistic point of view, what’s unique here versus every other proxy contest I have been involved with in my career is while they did put out that press release and Carlos said what he said and Leon Cooperman said what he said — by the way, Leon Cooperman, in his defense, left the board six years ago. So he is six years dated on ADP in terms of where the company is. So I think maybe he has even a new perspective listening to what we had to say today. And I tried to convince Leon not to say anything until he heard what we had to say, but sometimes people jump ahead.

What’s changed, and I give a lot of credit to the board and these are very positive signals, is the board very quickly from the moment we nominated our directors, think within 24 hours, their law firm called us and said the nominating committee would like to interview your director candidate.

So Ronnie was interviewed, I think, on Tuesday or Monday afternoon; Paul was interviewed yesterday; I have an interview with the nominating governance committee at 4 o’clock today. Busy day. But I sense, and I was not on those calls; but in speaking to Paul and speaking to Ronnie, it sounded very much like the board is taking this incredibly seriously, that these were cordial, serious interviews of director candidates with an open-mindedness on the other side of the phone, and I view that very favorably.

The other thing that is completely unique in my experience in a proxy contest is that the board — we scheduled a meeting already to meet with the board on September 5th at 3 o’clock in the afternoon. My guess is this is kind of required listening for the board who have already heard the presentation and we will have a chance to answer questions.

Those are strong signals that there is a way to resolve this without our having to go to a proxy contest in November. I don’t think the company — and this is the point I made to Carlos. I said, look, we do not want a proxy contest here. We think it’s damaging to the company, it’s damaging to the business, it’s damaging to your reputation, it’s harmful, but we have no choice.

And I don’t know if that message was — again, people are human beings, and I am very threatening to Carlos’ job. We’re peers. We are not friends, but I have known him. We are the same age, we went to the same schools, et cetera. You know, I have nothing personal here. I am trying to do what’s in the best interest of the company.

But my — I guess I was very surprised by the press release, and the good news is we have been very surprised about the turnaround and how the board has responded since we filed our proxy statement. So I think Carlos wants what’s in the best interest of ADP. My guess is he doesn’t disagree with what needs to happen here.

MR. MARCON: I agree, I just think he probably thinks about the pace and the multiple challenges that they are facing and trying to manage. And as you rightly pointed out, they have done a great job on run. Workforce Now is under transition.

I think the pace of the change is basically client driven, and that’s — you know, that is something our research has shown is that some clients are quite resistant to change.

I think, you know, the board is obviously clearly highly intelligent. There is a reason behind some of the incentives that they have set up. But those are a really well-researched and well-presented presentation, and I am sure everybody is ultimately trying to work to increase shareholder value. Thanks for the presentation.

MR. ACKMAN: Yes. And I want to make very clear that I think Carlos is a good, honest, capable person. And I don’t know him well, but, you know, up until a week ago I kind of liked him.

Go ahead, Charles, you had another comment?

MR. KORN: I think to your point, one interesting thing and we have this in the deck, when you do look at actually the migration paths here and you consider the retention characteristics of the SMB products, I actually don’t know that they are trying to do business quickly as practicable. The retention characteristics are just that they basically seasoned out an entire vintage of customers on the run migration.

I actually think this comes back to the culture point. We spoke with a lot of prior executives in this concept of incrementalism. Risk aversion was a common thread throughout. People talked about how in 2001 for the first time the company did hit kind of double-digit EPS growth, and the stock went down 8 or 10 percent; and that kind of scarred the organization culturally.

So I think it’s this fear of taking a step back to take three or four steps forward, which is perhaps preventing the transformational change that was needed here.

MR. WELCH: Yeah. Let me add, they will be done with the migrations obviously in 60 percent of the business. So the first question is, you know, what are the profit opportunities and the efficiency opportunities with respect to the small market and with respect to the mid-market. Again, the company chooses not to disclose its margins in some of these segments, but those should be improving very significantly and we have included some historical transcripts in the back of the presentation, frankly, talking about the efficiency opportunities that should come once the migrations are done; and they will be done in a vast majority of the business, so that is kind of step one.

We also think, look there is no reason why you can’t do multiple things at once. They have largely not addressed this Enterprise issue for really sort of a decade. I mean Workdays started in 2006, many of these competitors have been growing and the threats are becoming more and more obvious over time. And there’s nothing that limits the company from sort of starting to migrate Enterprise customers while still doing some of the mid-market customers; maybe you need to leverage some outside resources, maybe you need to think about things a little bit more dynamically.

That might cause some slightly elevated churn quarter to quarter, and you would have to explain that to investors. But for the long-term health of the business, we think it’s critical.

As we’ve shown in the presentation, we think of course migrating customers causes some turmoil in the business to a minor degree; but they are already losing to the comps. Over time, you look at the performance of Workday, you look at the performance of Ultimate. This very, very slow strategy is also very, very risky.

MR. ACKMAN: Yeah. It is risk aversion — you normally think of it as a good thing. But the risk aversion here that has caused incrementalism we think is a very bad thing. And I think a big part of it is you would never run this company — the people on the phone actually own this company as a private enterprise. There is no way you would run this business the way that the business has been run over the last, you know, last five or six years. Sorry. There will be supplemental materials you can look at.

I want to take the next question, operator.

THE OPERATOR: Thank you. The next question is from the line of Matthew O’Neill from Autonomous Research. Please, go ahead.

MATTHEW O’NEILL: Yes. Hi, thank you for taking my question.

Very detailed look into the core business. I was wondering throughout the presentation you made a couple of allusions to the real estate opportunity, which is one that I think in large part the analyst community certainly hasn’t thought about, then toward the end you did briefly mention leverage with respect to the dividend.

On that point I was wondering if you’ve looked into the flow of business, the portfolio, how that’s managed and if there is an opportunity to change that and potentially increase leverage as another lever to pull in this plan. Thank you.

MR. ACKMAN: Sure. What I would say is that we have looked at everything, but we think the value creation is so dramatic from just fixing the business, that’s where all of the focus and attention should go. And there are other things that could be optimized over time, but we think one of the points where I credit — I give a lot of credit to the board and management — is the fact that this is an effectively debt-free AA company, it gives them enormous flexibility to do whatever makes sense to fix the company. I wouldn’t change that.

The client funds business, what I would say is, you know, this is a part of the business where you don’t want any risk; and I think they have done a very good job not taking any risk, and I think it should stay that way.

If interest rates stay low forever, you might want to think differently about — the company keeps an average —they invest their average float as opposed to their more permanent float. If rates stay effectively low forever, you might just invest the permanent float and not be in the business of having to borrow commercial paper on days where the balances are low and then you have high balances. They are not earning very much on the money that swings around for the people who follow this, the float business.

The credit rating is a big part of why they need — they need access to the CP market to keep an average float balance of $23 billion. If they gave that up, this is an incredibly stable, simple, predictable, free-cash flow generative dominant company. I wouldn’t be adding financial risk at a time when we are doing a transformation to the business. I certainly wouldn’t do anything dramatic.

Again, the right — the members of the board will look at everything in a serious way, but the focus is going to be on fixing the core.

MR. O’NEILL: Thank you.

MR. ACKMAN: Next question.

THE OPERATOR: Thank you for your question.

Your next question is from Annalisa Alice from Bernstein. Please go ahead.

ANNALISA ALICE: Hi. Good morning, guys; I guess afternoon now. Just a question around leadership and the board nominees. Because you are essentially articulating a shift in strategy to just a further, faster kind of strategy for ADP. If you ask the management team that they have been asked many times what they view as their top three challenges, it would be exactly the things you’ve laid out: Platform complexity, service complexity, weakness of the vantage product at market, and they have been slowly addressing those. So you are essentially saying take a time out and try to do that faster.

I guess the question is when it comes to your board nominees though, there really isn’t anyone there that you would point out that you would expect to be able to do that better than the current team? So just help us a little bit with who can run this better than the current team or why are your board nominees sort of going to bring this shift in strategy?

MR. ACKMAN: So to be very clear the person that is going to fix this company is the CEO of the company. And again our approach here was to have an open mind. Can this be achieved by Carlos or does it require an external change agent to come in and fix the business. Where I was before was I was open minded with a general view that from the outside this looked like this would require an external change agent. Having seen the reaction we got from Carlos, you know, his response, the kind of rejection to the DNA, I think it’s very likely in my view that this will require a change in the CEO of the company.

The board I think has got a lot of good people on but it does need an injection in some way of a fresh perspective because we wouldn’t be here. The board ultimately has to be accountable for where the company is today. We don’t think you need to shift the majority of the board. There are directors that have been on a reasonable period of time. You can look at the mix of people in the board. We are not putting CEO candidates on the board. We are putting people on the board who’ve got very good judgement, experience. They have seen this movie before, in particular Paul at Symantec with the change in leadership and a cost takeout program and efficiency program.

I have certainly been involved in business transformations like this one whether it’s Canadian Pacific or General Growth, you know, some very good examples. And I have also seen bad examples where it didn’t work where I took a board seat on the JC Penny board. We recruited an incredibly talented executive who came in and tried a lot of interesting things, I would say too quickly and harmed the franchise. And then I had a disagreement with the board as to who should run the company going forward. And ultimately they hired a CEO I didn’t support. We left, we sold our stock at a block $12.90 a share and we moved on. Stock today is $3.

We have a lot of experience, mostly good experience in terms of stepping into a board and fixing problems I think we can be helpful. But at the end of the day here it’s going to be the board’s job to assess can the current management solve the problem or does someone need to come in from the inside. And the stock is down, I heard today why is it down? Because people are concerned. One, we’ve now surfaced the dirty laundry of the company. People are concerned we are going to be a proxy context. People are concerned about the board’s reaction to us. And is this just going to be a distracting battle that is going to harm the business that competitors are going to take advantage of? If I were on this board of directors I would approach this with tremendous urgency. We have called the CEO question. We of course have ideas on who could run this business. People with tremendous experience addressing precisely these kind of problems at companies at very significant scale. The kind of people that if we announced them tomorrow as the CEO of the business the stock would go up 20 percent as opposed down 4 percent. And we look forward to that kind of discussion with the board.

MS. ALICE: Thank you.

THE OPERATOR: Thank you. The next question is from the line of Gary Bisbee RBC Capital Markets, please proceed.

GARY BISBEE: Thanks for the presentation. I think at a minimum you have brought up a lot of issues that really need to be in the discussion and so I thought there was some thoughtful stuff there.

I guess the first question I have got, can you provide us with some examples of companies or situations that have made this type of transformation? And I’m particularly focused on the technology and systems aspect of this and within a five-year window. It seems like there is a significant amount of change that you are arguing for. And just replatforming at such a significant scale consolidation is a significant amount of effort. Where has that been successful in such a short window that we might look at as a guide? Thank you.

MR. ACKMAN: Sure. I looked at two cases. Obviously I looked at the CDK case, that is a roadmap for what to do here. And then I look at First Data. First Data is a very interesting company. It’s a processing company that became a technology company and it did so within a private equity context. It was a KKR back deal. It had an enormous amount of leverage. And I think they have done a very, very good job addressing many of the same analogous problems here in a very rapid timeframe. They brought in a new CEO in there, you know, four years ago. You can look at JP Morgan, you know, JP Morgan is an amalgamation of, you know, Bank One and Bear and, you know, JP Morgan and Chase and WaMu. You know compared to this it is a hire wire act. They were in the middle of a credit crisis where a lot of these transactions were done. All these big financial institutions have completely disparate systems running on COBOL, main frame. It is a complete cluster, if you will. And you look at what JP Morgan has become and, you know, there are a lot of very talented people there. And by the way, that had to be done when you have regulators crawling all over the company, and you are dealing with an incredibly levered balance sheet, and there’s a financial crisis going on. Here we have the luxury of a business that is low regulatory risk business and very conservatively financed company and you have — the problem with that and I want to point this out, is that left leverages can be a very bad thing but it certainly focuses the mind. When you are kind of sitting fat and pretty the same kind of disciplines aren’t created. And when your entire management team has been there for 20 years and the dividend goes up every quarter and the stock goes up every day and, you know, former directors go on and TV and say look at TSR open past. We are focused on the future. I think there are many example. Brian, you had a couple more?

MR. WELCH: I would say there are a lot of companies that have undergone analogous types of transformation. Kronos is not public they have undergone some pretty significant changes. Ceridian actually has been undergoing some pretty significant changes towards the very high quality HCM product. There are other examples as you look a little farther afield with technology companies sort of shifting their cultures and really improving the business operations. You know, a lot of companies have gone through things like, you know, software, more sort of transformational, you know, activities towards kind of toward subscription based models but you look at a lot of information.

MR. ACKMAN: Adobe.

MR. WELCH: Adobe. And some of these circumstances are pretty transformational and it takes some investment in the short-term sometimes but it leads to produce spectacular long term outcome.

MR. KORN: And I just want to add too we don’t obviously have access to the information to make this determination but I suspect a lot of the opportunity is actually from the corporate restructuring, and it spans the layers and type of core standard blocking and tackling that you think of. And that would be kind of much more near term. It’s hard to know from the outside the significance of that relative to the replatforming but we think it’s very substantial.

MR. ACKMAN: Next question, please.

THE OPERATOR: Your next question is from the line of James Berkley of Barclay’s. Please go ahead.

JAMES BERKLEY: Thanks for your time and detailed research. You spoke a little bit of this already but during the presentation you talked about the mid-market migration taking longer than anticipated and that being frustrating. Which as I understand it the company has attributed at least to some extent to trying to better control retention issues it was having when in part they tried to push to move clients too fast. Can you provide your thoughts on that just how it may impact your plans in timing for margin expansion in the up market in particular as a four year 1,500-3,000 basis point to plan too aggressive with an ES in that light especially while expecting top line to accelerate just given what happened in the mid-market and retention issues there? Just how confident are you in being able to achieve both at the same time to the extent with which you’ve laid the opportunity out?

MR. ACKMAN: Sir, just I basic comment. If it is the right person running the company we think it can happen. And by the way if it takes five years it is still a very good investment. And so we try to underpromise and over deliver. At CP we said they increased margins from 20 to 35 percent, they’re are now something north of 40. We said the stock price could go to 150, the stock is at 200. We more than beat our timing. From a shareholder investment point of view, the reason why the stock price arises a lot, you know, we came to some kind of settlement with the board. Our nominees joined in the board instead of replacing directors. I’d rather not be forced to in effect displace a good director. I don’t know all of the directors. We could come to some kind of accommodation with the board where we just join the board and we work with the board on these issues and then look at the CEO question at the board. We would not be a majority. We would be a minority. And I when I say we, met Ronnie Hagen maybe a month ago. I met Paul Unruh in a similar kind of timeframe. These are not completely independent directors. So we have a major shareholder with one voice, the board would look at these issues seriously with the benefit of inside information and then come to the right answer.

Remarkable things could happen with the backing of shareholders of which we would be a representative and the support and the right people in the right seats.

MR. WELCH: Let me just add something. Number one, we don’t think the under performance of the business is only at Enterprise. In fact we have spoken to executives that used to run a couple of the business units and they said the like for like comparisons in SMB as an example several years ago showed very significant under performance. You know, again the company could publish their margins by segment but they don’t. The other thing I would say is look the Enterprise market is only 20 percent of Employer Services. So if you go to that mixed adjusted analysis we showed you, and we said the margins in Enterprise could get to 25 to 30, if you wanted to cut that 10 points, you might lose two points of the margin expansion. I mean it is not the whole story. So if this takes a little longer to fix and you have got a ramp from there to kind of a 7-year transformation to Enterprise, I mean it wouldn’t materially change the math from our perspective. You know, 60 percent of the business again will be done with their migrations by the end of the calendar year. The international business is kind of, a bunch of disparate assets plus the — which should independently be very high quality high margin businesses. And then it has got the multinational platforms that are ramping. So it is really 20 percent of Employer Services is where a lot of the wood is to be chopped, if you will, with respect to the actual client migrations and cleaning up some legacy platforms. But, you do the math on what that means for the aggregate profitability if the rest of it is fixed and it wouldn’t change the direction of the outcome.

MR. KORN: If we are right about the opportunity to migrate a lot of the national account customers onto Workforce now the right answer for the company may be to use external resources like other players in the industry do to help with the implementation, the migrations onto Workforce now accelerate that initiative eat of the upfront cost on behalf of the customer but you can tackle this pretty quickly in that scenario by using outside resources. So it is hard to know where we are sitting what the value maximizing strategy is on the migration path but we think there are a couple of options here. And Enterprise is a small minority of the revenue.

MR. ACKMAN: It was our basic point is we think, kind of, the objective the earnings algorithm has hampered the ability of the company to do the right thing. And if we were to join the board with the support of the shareholders then the company would have the freedom to do the right thing.

MR. BERKLEY: Thank you.

MR. KORN: It seems like there is opportunity there. The question is just how much.

MR. BERKLEY: Last question if you don’t mind, just comment real quick, Ultimately obviously is a competitor you talked about several times throughout presentation, brought down their margin guidance for I think 200 basis points and then their top line that revenue guidance I think by 400 citing, I know it’s more than the up market in terms of the opportunity you are citing but I think specifically they cited that. Slowing down some issues there — Again if you could touch on the confidence longer term and because we are really talking the extent to which margins can expand here and the amount of value that can be created. So just to extent to which you have that have confidence in that big number that you put out.

MR. ACKMAN: Yeah, look the reason we focus so much on the Enterprise market is number one, that is where we think the company is most competitively threatened. And because the product is most complex in Enterprise I think it shows you where the company is currently weak, right, which is the technology and the software capabilities that allow you to be a world class player in HCM. If you think about why the company first fixed the small market business then the mid-market business and will need to do the Enterprise last is because the Enterprise is the hardest with respect to capabilities that are needed organizationally. You need world class software talent. You need world class technology talent. So we focused on that because it’s partially a case study for what we think is wrong sort of across business for the most part, but it again it’s only 20 percent of the revenue. When you think about Ultimate, you know, short-term trends with respect to delays and implementation schedules and a few things we don’t draw a lot of long-term inferences about the earnings power of that business with respect they are obviously growing very quickly that can constrain resources with respect to getting clients implemented. We don’t think it’s material to — they generally over perform frankly. The commitments if made to shareholders they had a billion dollar revenue target and they are going to exceed that. They are, you know, guiding to 2 billion dollars of revenue by 2022, you know, we are sort of wondering where that revenue is going to come from. It shouldn’t come from ADP going forward as it has in the past. But it will take an urgent and really sort of important transformation of the business to get there, but it’s a small component.

MR. ACKMAN: Actually one other point I want to make it relates to something you said, but I want to make sure it is clear. This is not about margins what we are telling you. The margins are sort of a financial implication of the dysfunction of the company. That you when you fix the dysfunction in terms of how the organization is designed, in terms of how the incentives are designed, in terms of how the products are designed, then you fix. What comes from that are margins and profitability that sort of the output of fixing the problem.

MR. BERKLEY: Thanks very much.

MR. ACKMAN: Any further questions?

THE OPERATOR: No further questions. Thank you.

MR. ACKMAN: Okay. So three and a half hours I appreciate your time. So, we are going to head over for lunch for analysts. We’ll start when we get there. Thank you very much. We will look forward to working with you.

THE OPERATOR: Thank you, sir. Ladies and gentleman, that concludes your conference call for today. You may now disconnect.

(Time noted: 12:30 p.m.)

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